    As filed with the Securities and Exchange Commission on December 8, 2003

                                                  Registration No. 333-110812
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                       INKINE PHARMACEUTICAL COMPANY, INC.
             (Exact name of registrant as specified in its charter)


         New York                                       13-3754005
(State or other jurisdiction                         (I.R.S. Employer
    of incorporation)                               Identification No.)

                1787 Sentry Parkway West, Building 18, Suite 440,
                 Blue Bell, Pennsylvania 19422, (215) 283-6850
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                 Robert F. Apple
                      Chief Operating and Financial Officer
                       InKine Pharmaceutical Company, Inc.
          1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell,
                       Pennsylvania 19422, (215) 283-6850
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ----------------

                        Copies of all communications to:


     Francis V. McNamara, III                    Robert E. Buckholz, Jr.
     Saul Ewing LLP                              Sullivan & Cromwell, LLP
     1200 Liberty Ridge Drive, Suite 200         125 Broad Street
     Wayne, Pennsylvania 19087                   New York, New York 10004
     (610) 251-5050                              (212) 558-4000

                                ----------------

         Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS          Subject to Completion          December 8, 2003
--------------------------------------------------------------------------------


10,000,000 Shares

[INKINE LOGO]

Common Stock
--------------------------------------------------------------------------------

We are offering all of the 10,000,000 shares of common stock offered by this prospectus. We will receive all of the proceeds from the sale of the common stock.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "INKP". On December 4, 2003, the last reported sale of our common stock on the Nasdaq SmallCap Market was $5.26 per share.

Investing in our common stock involves risk. Before buying any shares you should carefully read the discussion of material risks of investing in our common stock under the heading "Risk factors" beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                                            Per share     Total
--------------------------------------------------------------------------------
Public offering price                                         $         $
--------------------------------------------------------------------------------
Underwriting discount and commissions                         $         $
--------------------------------------------------------------------------------
Proceeds, before expenses, to us                              $         $
--------------------------------------------------------------------------------

The underwriters may also purchase from us up to an additional 1,500,000 shares of our common stock at the public offering price, less underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days of the date of this prospectus. If the underwriters exercise the option in full,
the total underwriting discounts and commissions will be $      , and the total
proceeds, before expenses, to us will be $      .


The underwriters are offering the shares of our common stock as described in "Underwriting." Delivery of the shares of common stock will be made on or
about       , 2003.


Sole Book-Running Manager

UBS Investment Bank

                            First Albany Capital

                                                        Rodman & Renshaw, Inc.

--------------------------------------------------------------------------------
You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

TABLE OF CONTENTS
----------------------------------------------------------------------------------------------------------------------------------
        Forward-looking statements. . . . . . . . . . .  . . .    i  Management's discussion and analysis
        Prospectus summary. . . . . . . . . . . . . . .  . . . .  1   of financial condition and results
        Risk factors. . . . . . . . . . . . . . . . . .  . . . .  8   of operations  . . . . . . . . . . . . . . . . . . . .    20
        Use of proceeds . . . . . . . . . . . . . . . .  . . .   15  Management. . . . . . . . . . . . . . . . . . . . . . .    27
        Price range of common stock . . . . . . . . . .  . . .   16  Underwriting. . . . . . . . . . . . . . . . . . . . . .    29
        Dividend Policy . . . . . . . . . . . . . . . .  . . .   16  Validity of common stock. . . . . . . . . . . . . . . .    32
        Capitalization. . . . . . . . . . . . . . . . .  . . .   17  Experts . . . . . . . . . . . . . . . . . . . . . . . .    32
        Dilution. . . . . . . . . . . . . . . . . . . .  . . .   18  Where you can find more information . . . . . . . . . .    32
        Selected financial data . . . . . . . . . . . .  . . .   19  Incorporation of certain documents by
                                                                      reference. . . . . . . . . . . . . . . . . . . . . . .    33
                                                                     Index to financial statements . . . . . . . . . . . . .   F-1
-----------------------------------------------------------------------------------------------------------------------------------

"InKine", "Visicol", "IB-Stat" and "Colirest" are trademarks of InKine Pharmaceutical Company, Inc. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

As used in this prospectus, the terms "we," "us," "our," the "Company" and "InKine" mean InKine Pharmaceutical Company, Inc. (unless the context indicates a different meaning), and the term "common stock" means our common stock, $0.0001 par value per share.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and in documents we incorporate by reference discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "might," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus and in documents we incorporate by reference reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

o    our limited history of profitability;

o    our dependence on Visicol;

o    our ability to manage rapid growth;

o    our limited sales and marketing experience;

o    the high cost and uncertainties relating to clinical trials;

o    our broad discretion concerning the use of the proceeds of this offering;

o the unpredictability of the duration and results of clinical trials and regulatory review; and

o the other factors discussed in the "Risk Factors" section and elsewhere in this prospectus and the documents incorporated by reference.

In evaluating these forward-looking statements, you should specifically consider the risks described above and in other parts of this prospectus, including the "Risk Factors" section beginning on page 8 of this prospectus, and in the documents we incorporate by reference. These factors might cause our actual results to differ materially from those discussed in this prospectus and in documents we incorporate by reference.

--------------------------------------------------------------------------------

                 (This page has been left blank intentionally.)

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before buying our common stock in this offering. You should read the entire prospectus carefully, including the information under the heading "Risk Factors" beginning on page 8 and the information incorporated by reference in this prospectus. Except as otherwise stated, all information in this prospectus assumes that the underwriters in this offering do not exercise their over-allotment option.

ABOUT OUR COMPANY

We are a specialty pharmaceutical company focused on developing and commercializing pharmaceutical products to diagnose and treat gastrointestinal disorders. Our flagship product, Visicol, is the first and only Food and Drug Administration (FDA) approved tablet regimen available on the market indicated for bowel preparation prior to colonoscopy. Following its re-launch in an improved formulation in May 2002 and concurrent with our building our own sales force, Visicol has become the fastest growing bowel preparation for use in patients undergoing colonoscopy. Visicol is virtually tasteless and can be taken with water or any clear liquid. Patients using Visicol experience significantly less nausea, vomiting, and bloating than patients using the most frequently prescribed liquid preparations. In addition, Visicol is much easier to use than competing preparations because the patient has to consume much less liquid. Clinical studies have proven that Visicol's superior tolerability profile increases patient compliance and acceptance of bowel purgation and improves patients' overall colonoscopy experience. Visicol has been prescribed for use in over 650,000 patients since its introduction in 2001.

We believe that there are several other potential indications for Visicol. For example, we are currently enrolling patients in a Phase IV open-label dose ranging study for relief from chronic constipation. We are also planning a controlled study to determine whether Visicol can be used to cleanse the bowel prior to various abdominal surgical procedures. If these studies are successful, we expect these indications to substantially increase the market opportunity for Visicol.

We also currently market IB-Stat, an oral hyoscyamine spray for the treatment of symptoms associated with Irritable Bowel Syndrome (IBS) and other diagnostic uses. In addition, we are developing Colirest, a prescription analog for which we have completed Phase II clinical trials of Colirest for the treatment of Crohn's disease and ulcerative colitis. We are now conducting a Phase IIb clinical trial of Colirest for the treatment of Crohn's disease.

We market and sell our products in the United States through our own 40 member direct sales force, which focuses on high-prescribing gastroenterologists. We believe our sales force positions us well to sell additional gastroenterological pharmaceutical products. We intend to market and sell our products outside of the United States through licensing and distribution relationships.

We achieved profitability during the third quarter of 2003 and we are now seeking to expand our market position in gastrointestinal pharmaceuticals. Our strategy to accomplish this goal includes increasing the sales of Visicol for use as a bowel preparation, introducing Visicol for other indications, in-licensing and acquiring marketed products or late-stage product candidates, acquiring businesses related to gastrointestinal pharmaceuticals, and obtaining regulatory approval for our product candidates in development.

Our products

Product                  Therapeutic indications                                   Development status
--------------------------------------------------------------------------------------------------------------------------
Visicol                  o Cleansing of colon prior to colonoscopy                 FDA approved; marketed product
                         -------------------------------------------------------------------------------------------------
                         o Constipation                                            Post marketing study completed
                                                                                   Phase IV on-going
                         -------------------------------------------------------------------------------------------------
                         o Pre-operative colonic surgical procedures               Phase IV will commence during the first
                                                                                   half of 2004
--------------------------------------------------------------------------------------------------------------------------
IB-Stat                  o Symptoms associated with IBS                            Marketed product
                         o Reduction of bowel movement in
                           some diagnostic procedures
--------------------------------------------------------------------------------------------------------------------------
Colirest                 o Crohn's disease and ulcerative colitis,                 Phase II Crohn's disease complete
                           collectively Inflammatory Bowel                         Phase II ulcerative colitis complete
                           Disease (IBD)                                           Phase IIb Crohn's disease on-going
--------------------------------------------------------------------------------------------------------------------------

Visicol for colon cleansing prior to colonoscopy


Visicol is the first and only tablet purgative preparation marketed in the United States that is currently indicated for bowel cleansing prior to colonoscopy. According to the American Cancer Society, 2003 Cancer Facts and Figures, colorectal cancer is the second leading cause of cancer related deaths in the United States, with approximately 147,500 new cases and 57,100 deaths expected in 2003. Additionally, 90% of cases diagnosed are in patients over 50 with 63% of diagnosed patients being at an advanced stage. Although the five-year case fatality rate is 38%, if the disease can be diagnosed in an earlier localized stage, the survival rate approaches 90%.

The American Cancer Society's published guideline for colon cancer screening recommends periodic screening for everybody over the age of 50 years. More intensive screening, often starting at age 40, is recommended for various groups at high risk of colon cancer, including people with a family or personal history of colon cancer. Although colonoscopy is one of several methods used to screen for colon cancer, the American Cancer Society considers colonoscopy to be the "gold standard" for colon cancer screening. Several large, recently published studies showing that colonoscopy is better at detecting cancer than several other common screening methods have strengthened this belief. Colonoscopy is also widely used as a follow up screening tool in most patients who have had suspicious findings with other screening methods.

The number of colonoscopy procedures has grown steadily over the last three years. According to HCIASachs Planning Solution data sources, in 1999 approximately 4.4 million procedures were performed. We estimate that in 2003, approximately 6.2 million colonoscopy procedures will be performed. In spite of the growing number of procedures, patient concerns about the procedure and intolerance to current liquid bowel preparations have deterred patients from seeking a colonoscopy screening. This helps explain why, based on a 2003 Center for Disease Control study, in 2001, only 50% of the 77 million Americans older than age 50 had received colorectal cancer testing within the recommended screening periods.

Cleansing the colon with a purgative agent is necessary prior to colonoscopy to get a clear view of the colon's lining. Ineffective cleansing can result in poor visualization, which in turn can reduce the accuracy of the colonoscopy. Patient intolerance to the liquid bowel preparation methods has become an impediment to the initiation of colon screening. Nausea, vomiting, bloating, abdominal pain and taste are often the unpleasant aspects of the currently available liquid preparations. In a recently published study in The American Journal of Gastroenterology, bowel preparation was found to be the most commonly cited deterrent by patients to undergoing colonoscopy screening. This study cited a tablet bowel preparation as the most preferred alternative.

The most commonly prescribed bowel preparations, other than Visicol, are administered in liquid form. The most frequently used liquid bowel preparations in the U.S. contain either polyethylene glycol salt solution (PEG) or sodium phosphate. There are three dominant prescription products which use PEG. Each product requires the ingestion, over roughly three to four hours, of over a gallon of PEG, which tastes salty and is viscous. Sodium phosphate diluted in clear liquid has also been used as an alternative. While the patient must ingest less than half the volume of liquid for effective colonic cleansing, the extremely salty taste of the sodium phosphate solution frequently causes nausea and vomiting.

Clinical trials have shown that Visicol tablets provide effective colon cleaning with a significantly better side-effect profile than the most frequently prescribed liquid PEG bowel preparation, and that patients tolerate Visicol better than the most frequently prescribed liquid PEG bowel preparation. Study patients taking Visicol reported significantly less nausea, vomiting and bloating compared to patients taking the most frequently prescribed PEG. In addition, Visicol is virtually taste free and can be taken with water, ginger ale, lemonade or any other clear liquid. In our clinical studies, over 92% of patients who took Visicol were able to complete the entire preparation, as compared to 56% of patients who took the liquid bowel preparation. Over 90% of patients using Visicol in the same study reported that they would take Visicol again as a bowel preparation for a future colonoscopy.

Since our launch of the new formulation, physician groups and university centers have conducted a number of independent studies to determine patient preference of bowel preparations. One study, conducted in October 2002 at Rush Medical College in Chicago Illinois, compared Visicol tablets to a liquid PEG product. The study demonstrated that 92% of patients taking Visicol tablets would take the preparation again compared to only 12% of patients who took the liquid PEG solution. Additionally, 66% of patients who took the liquid PEG solution would prefer to take Visicol tablets. Visicol has been prescribed for use in over 650,000 patients since its introduction in 2001.

Another similar study, conducted by a clinical faculty member of the University of Pittsburgh and presented at the American College of Gastroenterology's annual meeting in October 2003, compared Visicol to both a liquid PEG solution and liquid sodium phosphate solution. The study concluded that Visicol and the liquid PEG solution cleansed better than the liquid sodium phosphate solution, there was significantly less vomiting with Visicol, there was a numerical trend towards less nausea and cramping with Visicol, and more patients were able to complete the Visicol preparation compared to the liquid preparations.

Finally, in April 2003, the American Society for Gastrointestinal Endoscopy cited sodium phosphate tablets (Visicol) as one of three widely accepted bowel preparations for colonoscopy. The guidelines state that "when compared with the polyethylene glycol-based preparation, sodium phosphate tablets demonstrate similar efficacy in cleansing of the colon, better patient tolerance, and fewer gastrointestinal side effects." Additionally, the guidelines state that "sodium phosphate tablets have been developed providing the same dose of salts as found in liquid solution without the unpleasant taste."

Visicol for constipation

We believe that Visicol may be effective as a laxative for constipation. The total U.S. market for constipation remedies in 2003 is approximately $1.0 billion, of which approximately $250 million is prescription drugs. 90% of the prescription drug market is comprised of two liquid products. The most frequently prescribed prescription laxative, which entered the market in 1999, generated sales of over $110 million for the twelve months ending September 30, 2003. We believe that Visicol, administered in smaller doses than for bowel preparation, will prove to be an effective laxative that will compare favorably to existing products.

A recent controlled, randomized open-label post-marketing study using Visicol as a laxative was completed in 31 healthy adult volunteers. The study, which compared the safety and laxative effects of Visicol tablets to the most frequently prescribed prescription laxative, showed a consistent statistically significant pattern of greater and more prompt laxative effects for Visicol compared to the other product. Patients who took Visicol had significantly more daily bowel movements after just one day using Visicol than patients using the most frequently prescribed prescription laxative, whose label indicates that laxation may not occur for two to four days. We are currently enrolling patients in a Phase IV open-label dose ranging study of the use of Visicol to relieve the symptoms of chronic constipation. In this study, which we anticipate completing in the first half 2004, we expect to learn the appropriate dosing regimen for Visicol in a broad range of constipated patients, as well as the safety of continued dosing over four weeks.

Additional development

We have filed a provisional United States patent application for a new generation of purgative products. The invention covers several highly soluble colonic purgative formulations in solid dosage forms that can be used to soften stool, promote laxation and/or induce complete purgation. If a patent issues, the new product will be protected for a significant period beyond the 2013 patent expiration of our current franchise product, Visicol. Clinical batches of this new product have been manufactured and formulated to yield smaller tablets that may be easier to ingest. Additionally, the new product does not contain any microcrystalline cellulose, or MCC, which is a common inert, but highly insoluble substance. We intend to conduct clinical studies and apply for FDA approval of this new product using alternative dosing regimens that utilize fewer tablets and allow for single-day administration. We believe that if we introduce a MCC-free tablet bowel preparation, this product would quickly gain market share.

Colonic purgation can be required in pre-operative gastrointestinal, gynecological and urological surgical procedures. We believe that Visicol can be used as a pre-operative preparation instead of the liquid bowel preparations, which are currently used in a majority of procedures. We plan to commence a Phase IV study for the use of Visicol in pre-operative colonic surgical procedures during the first half of 2004.

Other activities

We are currently evaluating Colirest for the treatment of Crohn's disease and ulcerative colitis. Colirest is a progesterone analog that inhibits pro-inflammatory mediators and may offer distinct safety advantages over traditional glucocorticoid steroid therapy. To date, we have completed a Phase II study in humans for use of Colirest to treat Crohn's disease and a Phase II study in humans for use of Colirest to treat ulcerative colitis. The results of the Phase II studies indicate that Colirest appears safe and effective in the treatment of both Crohn's disease and ulcerative colitis. We currently have approximately 60 patients enrolled in a Phase IIb study in Crohn's disease that we began in 2001. Once enrollment reaches our interim goal of 75 patients, and if data is positive, we will seek a marketing partner who will share in the remaining development costs associated with obtaining FDA approval for Colirest.

Our second marketed product, IB-Stat, is an acute antispasmodic product that utilizes a novel pump spray delivery mechanism. The active ingredient of IB-Stat, hyoscyamine sulfate, is available for absorption more rapidly than solid dose formulations. IB-Stat is useful in treating IBS and various conditions that cause spasm of the colon. IB-Stat also reduces bowel movement in some diagnostic procedures. IB-Stat is a branded generic product that has not generated material revenue to date, nor do we expect it to do so in the future.

OUR STRATEGY

Our goal is to continue to enhance our market position within the field of gastroenterology. The key components of our business strategy include:

Increase sales of Visicol as a bowel preparation. We are seeking to increase the number of patients in the U.S. who use Visicol through aggressive promotion, primarily through our nationwide sales force. We will attempt to license Visicol for use in countries where we can obtain reasonable levels of reimbursement or profitable market penetration using a cash-pay only strategy. To date, we have licensed Visicol for use in Canada and Japan.

Introduce Visicol for other indications. We intend to continue to evaluate and pursue opportunities to introduce Visicol for other indications, including constipation, pre-surgical colonic cleansing and stool softening.

Introduce a new generation bowel preparation tablet. We have filed a provisional United States patent application for a new generation of purgative products. We intend to conduct clinical studies and apply for FDA approval for a new tablet formulation derived from inventions covered by our recently filed provisional patent application.

Acquire new products by in-license or purchase and acquire businesses. We will attempt to in-license or acquire products that our sales force can market effectively. We plan to focus on products that we believe have potential for near-term regulatory approval or are already approved. We will also attempt to acquire businesses related to gastrointestinal pharmaceuticals.

Obtain regulatory approval for products in development. We will continue to pursue regulatory approval for our new product candidates, including our new generation bowel preparation tablet and Colirest.

OUR CORPORATE INFORMATION

Our principal executive office is located at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, and our telephone number is (215) 283-6850.

THE OFFERING

Common stock offered..............................................  10,000,000 shares

Common stock to be outstanding after this offering................  58,434,751 shares

Nasdaq SmallCap Market Symbol.....................................  INKP

Use of proceeds...................................................  We estimate that the net proceeds to us from the offering after expenses will be approximately $49.1 million, at an
                                                                    assumed public offering price of $5.26 per share, which we intend to use for the possible acquisition or in-licensing of additional products; the possible acquisition of
                                                                    businesses related to gastrointestinal pharmaceuticals;
                                                                    marketing and, if necessary, continued development of
                                                                    acquired products; the development and commercialization of new indications for Visicol; research and development
                                                                    related to enhancements of existing products; and general
                                                                    corporate purposes, including working capital. See "Use of
                                                                    Proceeds."

Risk factors......................................................  See "Risk factors" beginning on page 8 of this prospectus for a discussion of factors you should carefully consider
                                                                    before deciding to invest in shares of our common stock.

The number of shares of our common stock to be outstanding after this offering in the table above is based on the number of shares outstanding as of September 30, 2003, and does not include, as of that date:

o 2,459,460 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $1.85 per share;

o 283,887 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.13 per share;

o 5,955,606 shares of common stock issuable upon exercise of outstanding options issued under our stock option plans at a weighted average exercise price of $2.12 per share;

o 1,037,160 shares of common stock available for future issuance under our stock option plans; and

o 720,000 shares of common stock issuable upon the achievement of certain product development goals for Colirest.


Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option we granted to the underwriters and all currency amounts in this prospectus are stated in U.S. dollars.

SUMMARY FINANCIAL DATA

                                                                                                                  Nine-months ended
                                                                                 Years ended December 31            September 30,
                                                                            ----------------------------------    -----------------
Statement of operations data:                                                 2000(1)       2001        2002       2002       2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (unaudited)                              (unaudited)
                                                                                 (dollars in thousands, except per share data)
Product revenue.........................................................     $     --     $  4,338    $  7,488    $ 5,143   $10,208
Other revenue...........................................................           --          523          64         63        49
                                                                             --------     --------    --------    -------   -------
 Revenue................................................................           --        4,861       7,552      5,206    10,257
Cost of goods sold......................................................           --       (1,881)     (1,724)    (1,234)   (1,465)
                                                                             --------     --------    --------    -------   -------
 Gross profit...........................................................           --        2,980       5,828      3,972     8,792
Costs and expenses:
 Research and development...............................................        9,397        5,361       3,259      2,931     1,253
 Sales and marketing....................................................        1,457        8,944       6,003      4,078     4,338
 General and administrative.............................................        5,509        3,689       2,249      1,711     1,882
                                                                             --------     --------    --------    -------   -------
   Income (loss) from operations........................................      (16,363)     (15,014)     (5,683)    (4,748)    1,319
Interest income.........................................................          726          475         116         92        39
Interest and other expense..............................................          (47)        (645)       (877)      (773)     (663)
Debt conversion inducement, non-cash accretion and non-cash premium.....           --          (74)     (3,916)      (380)   (2,822)
                                                                             --------     --------    --------    -------   -------
   Net loss.............................................................     $(15,684)    $(15,258)   $(10,360)   $(5,809)  $(2,127)
                                                                             ========     ========    ========    =======   =======
   Net loss per share -
    Basic and diluted...................................................     $  (0.50)    $  (0.45)   $  (0.30)   $ (0.17)  $ (0.05)
                                                                             ========     ========    ========    =======   =======
   Weighted average shares outstanding -
    Basic and diluted...................................................       31,586       34,285      34,965     34,895    40,966


                                                                                                  Quarters ended
                                                                               ----------------------------------------------------
2003 Selected financial data:                                                  March 31, 2003    June 30, 2003   September 30, 2003
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (unaudited, dollars in thousands)
Product revenue............................................................        $ 2,536          $ 3,339            $ 4,333
Gross Profit %.............................................................             85%              86%                86%
Operating income (loss)....................................................        $  (127)         $   258            $ 1,188
Net income (loss)..........................................................           (931)          (2,374)             1,178
Earnings (loss) per diluted share..........................................          (0.02)           (0.06)              0.02
Cash and cash equivalents..................................................         10,685           10,896             11,510
Debt (notes and credit line)...............................................         16,558            4,427              1,500


                                                         At September 30, 2003
                                                       -------------------------
Balance sheet data:                                     Actual    As adjusted(2)
--------------------------------------------------------------------------------
                                                        (unaudited, dollars in
                                                              thousands)
Cash and cash equivalents .........................    $ 11,510      $ 60,575
Working capital ...................................       9,626        58,691
Total assets ......................................      14,066        63,131
Accumulated deficit ...............................     (72,527)      (72,527)
Shareholders' equity ..............................       9,818        58,883

---------------
(1) During the 2000 calendar year, we changed our fiscal year-end from June 30 to December 31.

(2) Gives effect to the issuance and sale of 10,000,000 shares of common stock in this offering at an assumed public offering price of $5.26 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

--------------------------------------------------------------------------------

RISK FACTORS

Before you invest in our common stock, you should be aware of various risks to which we are subject, including those described below. Other risks we are not aware of or that we currently believe immaterial could affect your investment. The following risks and uncertainties or other risks not known to us now or that we currently believe immaterial may have a material and adverse affect on our business, financial condition, results of operations, or on the trading price of our common stock. You should carefully consider these risks and uncertainties, together with all of the other information included and incorporated by reference in this prospectus before you decide whether to purchase any of our common stock. If any of the following risks or uncertainties or other risks not known to us now or that we currently believe immaterial develop into actual events, the trading price of our securities could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have achieved profitability for only one quarter to date. If we do not maintain our profitability or if we incur losses in the future, then the value of our common stock is likely to fall.

Our first sale of Visicol occurred in January 2001 and our first sale of IB-Stat occurred in October 2002. We have a significant accumulated deficit and have incurred losses and negative cash flow from operations in each year since our inception on July 1, 1993. We achieved profitability and positive cash flow for the first time for the three-month period ended September 30, 2003. Visicol, IB-Stat and our product candidates are in various stages of marketing or development and require significant research, development and testing. Visicol provides substantially all of our revenues. Our continued success and growth is primarily dependent on the performance of Visicol. If we are unsuccessful in achieving increased revenues through the sale of Visicol or through the sale of newly acquired or developed products, we will not be able to operate profitably in the future. Our common stock is likely to decrease in value if we fail to maintain profits or if the market believes that we are unable to maintain profits.

Our success and revenue currently depend on Visicol; if we do not continue to successfully market Visicol, our revenue might not grow, which could cause our stock price to decline.
We market sodium phosphate tablets in the United States under the brand name Visicol, and if approved by the FDA, we intend to co-market Colirest in the United States. Our prospects over the next three to five years are substantially dependent on the successful commercialization of these compounds. We expect to engage in expensive advertising, educational programs and other means to market our future products. The degree of market acceptance of our products among physicians, patients, healthcare payors and the medical community will depend upon a number of factors including:

o    demonstration of their clinical efficacy and safety;

o    successful introduction for new indications;

o    their cost effectiveness;

o    their potential advantages over alternative treatment methods;

o    the marketing and distribution support they receive; and

o    reimbursement policies of government and third-party payors.

Virtually all of our revenue to date has come from Visicol. Our ability to increase revenue in the future will depend in part on our success in in-licensing or acquiring additional pharmaceutical products. We currently intend to in-license or acquire pharmaceutical products that have been developed beyond the initial discovery phase and for which late-stage human clinical data is already available or that have already received regulatory approval. These kinds of pharmaceutical products might not be available to us on attractive terms or at all. To the extent we acquire rights to additional products, we might incur significant additional expense in connection with the development and, if approved by the FDA, marketing of these products.

--------------------------------------------------------------------------------
8

Risk factors
--------------------------------------------------------------------------------

Failure to manage our growth could increase our expenses faster than our revenue.
We have experienced significant growth in the number of our employees and the scope of our operations. In support of the May 2002 relaunch of Visicol in the United States, we have grown from 13 employees on May 31, 2002 to approximately 60 on November 1, 2003. This growth has placed a significant strain on our management and operations. Our continued growth might place further strains on our management and operations. Our ability to manage growth effectively will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our employee base.

If we make any acquisitions, we will incur a variety of costs and might never successfully integrate the acquired product or business into ours.
We might attempt to acquire products or businesses that we believe are a strategic complement to our business model. We might encounter operating difficulties and expenditures relating to integrating an acquired product or business. These acquisitions might require significant management attention that would otherwise be available for ongoing development of our business. In addition, we might never realize the anticipated benefits of any acquisition. We might also make dilutive issuances of equity securities, incur debt or experience a decrease in cash available for our operations, or incur contingent liabilities and/or amortization expenses relating to goodwill and other intangible assets, in connection with any future acquisitions.

If third-party payors do not provide coverage or reimburse patients for our products, then some patients may be unable or unwilling to purchase our products and we will achieve less revenue from product sales.
Successful sales of our products in the United States and other countries depend on the availability of adequate reimbursement from the government, managed care organizations and private insurance plans. Pharmaceutical companies often rely on reimbursement from third parties as the basis for the sales of their products. In the pharmaceutical industry, unlike other consumer product industries, insurance companies, including managed care organizations, often pay drug stores directly for pharmaceutical products. In fact, pharmaceutical companies make a majority of their sales to covered individuals of health insurance companies and not to consumers. These organizations provide for reimbursement only after considering a number of factors, including product features such as safety, medical necessity, cost and the experimental nature of the product. We plan to spend significant amounts of time and other resources to obtain reimbursement for our products. The organizations that provide reimbursement routinely limit reimbursement and attempt to exert significant pressure on medical suppliers to lower their prices. Visicol and IB-Stat are premium priced compared to their competitors and we have not specifically contracted with any third party to date to give rebates for their use. We do not know what impact, if any at all, this will have on the coverage of Visicol or IB-Stat by these third party payors, particularly if Visicol continues to gain market share, thus increasing the costs to third party payors.

If we do not have adequate insurance for product liability claims, then we may be subject to significant expenses relating to these claims.
We are subject to significant product liability risks relating to the sale, manufacturing and further testing of the products on the market and the ones we are developing. These risks include:

o    our products could cause undesirable side effects or injury;

o our product candidates could cause undesirable side effects or injury during clinical trials; and

o we may agree to reimburse others that incur liability relating to our products and product candidates.

We currently maintain insurance for product liability claims in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate. We have no way of knowing if these amounts will be adequate to cover any product liability claims filed against us. If we do not or cannot maintain adequate insurance coverage, we may incur a significant liability if a product liability claim arises. Moreover, actual or alleged

--------------------------------------------------------------------------------
                                                                              9

Risk factors
--------------------------------------------------------------------------------

undesirable side effects or injuries related to our product candidates or products may interfere with the development of our product candidates and commercialization of our products.

If we do not develop and maintain relationships with manufacturers, then we may not successfully manufacture and sell our products.
We do not possess the capabilities, resources or facilities to manufacture Visicol, IB-Stat and any of our product candidates. We must contract with manufacturers to produce Visicol, IB-Stat and our product candidates according to government regulations. Our future development and delivery of our marketed products and our product candidates depends on the timely, profitable and competitive performance of these manufacturers. A limited number of manufacturers exist which are capable of manufacturing our marketed products and our product candidates. We may fail to contract with the necessary manufacturers or we may contract with manufacturers on terms that may not be entirely acceptable to us. Our manufacturers must obtain FDA approval for their manufacturing processes, and we have no control over this approval process.

We have contracted with Mallinckrodt, Inc. to supply us with active pharmaceutical ingredients for Visicol. A significant portion of the Visicol tablet is monobasic and dibasic sodium phosphate. Mallinckrodt has agreed to supply these ingredients in a manner that meets FDA requirements. The FDA has approved the manufacturing process for these active ingredients, but the Drug Master File for the sodium phosphate is only for one location at Mallinckrodt. If this location were to shut down for any reason, a delay in the delivery of our active pharmaceutical ingredients would occur and could impact future sales of Visicol. We are currently working towards submitting a Drug Master File with the FDA for another Mallinckrodt facility in order to minimize this risk.

We have contracted with Pharmaceutical Manufacturing Research Services, Inc., or PMRS, a manufacturing development company, to supply commercial quantities of Visicol in a manner that meets FDA requirements. Our contract with PMRS will expire at the end of 2004, subject to automatic renewal for successive one year periods unless terminated by either party. The FDA has approved the manufacturing processes of PMRS. Any failure by PMRS to maintain compliance with FDA standards could result in its loss of "approved status" and could significantly harm our business since we do not have an approved secondary manufacturer for Visicol. We are currently working with an appropriate secondary manufacturer of Visicol to obtain FDA approval.

We have contracted with Cardinal Health Packaging Services to package Visicol in a manner that meets FDA requirements. The FDA has approved this facility for the packaging of Visicol. In the event that Cardinal Health Packaging Services were unable to package Visicol for us, the FDA has also approved Fisher Clinical Services, Inc. for packaging of Visicol.

If the owners of technology licensed to us terminate any of our license agreements, then these owners could prevent us from developing, manufacturing or selling the product covered by this license.
We have acquired the worldwide exclusive right to market Visicol and Colirest under various license agreements. Each of the owners of the technology licensed to us may terminate the license prior to its expiration date under certain circumstances, including our failure to comply with commitments related to the development of the products specified in the licenses. For example, some of our licensing agreements require us to spend specific amounts for research and development of our products. If we do not comply with the terms of these agreements, the owners of the licensed technology could demand the return of all rights to the licensed technology, and force us to cease developing, manufacturing or selling the products covered by that license.

If we cannot develop and market our products as rapidly or cost-effectively as our competitors, then we will not be able to maintain our operations at a profit.
We have products and product candidates that compete in three very competitive segments of the pharmaceutical industry. These products and product candidates include: (i) purgative agents for cleansing the colon, which include Visicol;
(ii) antispasmodics, which include IB-Stat; and (iii) receptor based technologies which include product candidate Colirest. We are likely to encounter significant competition

--------------------------------------------------------------------------------
10

Risk factors
--------------------------------------------------------------------------------

with respect to Visicol, IB-Stat and our product candidates currently under development, including, but not limited to, competition from: (a) Braintree Laboratories, Inc., Schwarz Pharma Inc. and C.B. Fleet Company, Inc. with respect to Visicol; (b) Schwarz Pharma Inc., Eli Lily and Company and Bedford Laboratories with respect to IB-Stat; and (c) AstraZeneca plc, Salix Pharmaceuticals, IDEC Pharmaceuticals Corporation, Procter & Gamble Pharmaceuticals, Solvay S.A., Centocor, Inc. (Johnson & Johnson) and Shire Pharmaceuticals Group plc with respect to Colirest.

The financial strength of competitors is particularly important in the pharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically affect the price and effectiveness of a product line and can render a competing product line obsolete. Our competitors that have strong financial resources may develop competitive products that are cheaper and more effective than our products. These competitive products may render our products unmarketable or non-competitive. Even if our competitors do not develop better and more cost effective products, they may manufacture and market their products more successfully than us. Therefore, our competitors may capture all or a large segment of our market, severely restricting our ability to maintain a profitable level of product sales.

If we are unable to protect our intellectual property, then our competitors may develop similar products that could render our products obsolete.
Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon sale of product could be diminished.

In 1997, the U.S. Patent and Trademark Office issued a patent covering the use of Visicol for inducing purgation of the colon. Patents claiming the use of Visicol to induce purgation of the colon have granted in Europe and Canada. In December 2000, the U.S. Patent and Trademark Office issued to us a patent for numerous solid-dose colonic purgative agents. A Canadian patent claiming the use of certain compositions for inducing purgation of the colon has been issued.

IB-Stat is not patentable.

In 2003, the U.S. Patent and Trademark Office issued a patent covering the treatment of inflammatory bowel conditions, including ulcerative colitis and Crohn's disease with Colirest.

In November 2003, we filed a provisional United States patent application for a new generation of purgative products. There is no assurance that this provisional patent will issue.

We have pending foreign applications, and intend to apply for additional foreign patents. Competitors could challenge or develop around the patents, or the scope of the patents may not be adequate to protect the patented product from competitors. The commercial success of our products will also depend upon our ability to make sure the products do not infringe on patents issued to competitors.

Our employees or scientific consultants may develop inventions or processes independently that may be related to our products. These employees or consultants could claim ownership of these inventions or processes, and these claims could succeed. We may need to enter into protracted and costly litigation to enforce or determine the scope of our proprietary rights.

Government agencies and academic institutions have funded the development of some of our patented technologies. Although we have acquired the rights to use this technology, these agencies or institutions may have rights to the technology or inventions, including rights to the royalty-free use, but not sale, of the invention or technology for their own purposes.

Claims by others that we infringe their intellectual property could be costly to us.
Our patent or other proprietary rights related to our products might conflict with the current or future intellectual property rights of others. We have not conducted a search to determine if there are any patents similar to those covering Visicol and Colirest. Litigation or patent interference proceedings, either of which could result in substantial cost to us, might be necessary to defend any patents to which we have rights

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

and our other proprietary rights or to determine the scope and validity of other parties' proprietary rights. The defense of patent and intellectual property claims is both costly and time-consuming, even if the outcome is favorable to us. Any adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our product. We might not be able to obtain a license to any third-party technology that we require to conduct our business, or, if obtainable, that technology might not be available at a reasonable cost.

Our actual financial results might vary from what we anticipate.
Our actual financial results might vary from what we anticipate, and these variations could be material. Our quarterly report for the third quarter of 2003, which is incorporated by reference in this prospectus, contained various forecasts for 2003. These forecasts reflect numerous assumptions concerning our anticipated future performance and with respect to the prevailing market and economic conditions which are beyond our control and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different. Our revenues and expenses are subject to numerous risks and uncertainties, including those identified throughout these "Risk factors" and elsewhere in this prospectus and the documents incorporated by reference. Financial results that are weaker than expectations may cause a significant and sudden decline in our stock price.

RISKS RELATED TO REGULATORY MATTERS

Regulatory approval of our products is time-consuming, expensive and uncertain, and could result in unexpectedly high expenses and delay our ability to sell our products.
Development, manufacture and marketing of our products are subject to extensive regulation by governmental authorities in the United States and other countries. This regulation could require us to incur significant unexpected expenses or delay or limit our ability to sell our products. Our clinical studies of Visicol for constipation and for Colirest or any other product might be delayed or halted for various reasons, including:

o    the drug is not effective;

o    patients experience severe side effects during treatment;

o    patients do not enroll in the studies at the rate we expect;

o    drug supplies are not sufficient to treat the patients in the studies;

o    we decide to modify the drug during testing; or

o    we do not have adequate funds to continue the testing.

If the FDA approves new indications for Visicol or Colirest or any other product candidate, its approval will be limited to those indications for which the product has been shown to be safe and effective, as demonstrated to the FDA's satisfaction through clinical studies. Approval might entail ongoing requirements for post-marketing studies. Even if we obtain regulatory approval, labeling and promotional activities are subject to continual scrutiny by the FDA and state regulatory agencies and, in some circumstances, the Federal Trade Commission. FDA enforcement policy prohibits the marketing of approved products for unapproved, or off-label, uses. Marketing an approved product for a new use requires a separate approval by the FDA. These regulations and the FDA's interpretation of them might impair our ability to effectively market our products.

If we do not maintain required approvals from the government, then we may not successfully manufacture, market or sell our marketed products.

FDA manufacturing approval

The FDA requires pharmaceutical companies to include detailed manufacturing information in a new drug application. The FDA has mandated that all manufacturing facilities and processes comply with good manufacturing practices, commonly known as GMP. GMP is a body of federal regulations and guidelines that govern the manufacture of drugs for human use. For example, all manufacturers must pass

--------------------------------------------------------------------------------
12

Risk factors
--------------------------------------------------------------------------------

manufacturing plant inspections and provide records of detailed manufacturing processes. Among other things, drug manufacturers must demonstrate that:

o the drug product can be consistently manufactured at the same quality standard;

o    the drug product is stable over time; and

o the level of chemical impurities in the drug product is under a designated level.

The FDA has inspected the manufacturing facilities for Visicol and IB-Stat. The FDA may still, however, prevent us from continuing to market Visicol or IB-Stat if we:

o do not continue to consistently manufacture appropriate amounts of Visicol and IB-Stat; or

o cannot continue to repeat the manufacturing process used to manufacture the validation batches of Visicol.

We currently have only one approved manufacturer of Visicol and one manufacturer for IB-Stat. We have, however, initiated the process to obtain a qualified secondary manufacturer of Visicol.

FDA oversight after product approval

After the FDA approves a product, the FDA continues to regulate the product. In particular, the FDA may require post-marketing testing and surveillance to monitor the effects of our marketed products or may require drug label changes, which could hinder the marketability of our marketed products. In addition, the FDA may place conditions on our marketed products that could restrict the sale or use of our products.

The FDA could prevent us from marketing IB-Stat

IB-Stat is the combination of an FDA approved generic drug (hyoscyamine sulfate) and an FDA approved delivery system. Hyoscyamine sulfate was a marketed product prior to 1962. The FDA allows products that were marketed prior to 1962 to continue to be marketed without an approved NDA. There is no guarantee that the FDA will continue to allow hyoscyamine sulfate or many other pre-1962 marketed products to continue to be marketed. In addition, the FDA could determine that hyoscyamine sulfate is unsafe or that additional data needs to be submitted to the FDA in order to determine the drug's safety and efficacy. The FDA could also determine that IB-Stat is not similar enough to the pre-1962 marketed hyoscyamine sulfate, and as a result cannot be marketed without an FDA approved NDA.

If we do not obtain required approvals from the government, then we may not successfully market or sell our product candidates.
The FDA requires multiple stages of tests, known as Phase I, II and III clinical trials, on most pharmaceutical products. In addition, the FDA must confirm that drug manufacturers comply with applicable federal regulations.
The process to obtain government approvals of a pharmaceutical product takes many years and requires substantial resources.

The FDA may delay or halt the clinical development of our product candidates at any stage, or may deny us approval to market a product. If the FDA takes any of these adverse actions, we may delay or stop the development of a product or may be unable to sell the product. We do not believe we are subject to risks that are materially different than other pharmaceutical companies seeking FDA approval. The process of obtaining FDA approval is expensive, time-consuming and often filled with unexpected hurdles. Even if we receive approval of a product candidate, the FDA may limit and restrict the drug's use and may subject our products to continuous review. If we fail to comply with any applicable regulatory requirement, the FDA could impose penalties on us, including:

o    warning letters;

o    fines;

o    withdrawal of regulatory approval;

o    product recalls and suspensions;

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

o    operating restrictions; injunctions; and/or

o    civil penalties and criminal prosecution.

We are developing Colirest as a compound for the treatment of IBD. IBD is an autoimmune disease that causes inflammation and ulceration of the bowel. IBD includes both Crohn's disease and ulcerative colitis. In September 2000, we announced positive results of our Phase II study on Crohn's disease and in December 2000, we announced positive results of our Phase II study in ulcerative colitis. We have reached an agreement with the FDA for the advancement of Colirest to a Pivotal Phase IIb dose ranging study for Crohn's disease. We are currently enrolling patients in this study. We may never receive FDA approval for Colirest and without FDA approval, we cannot market or sell Colirest.

RISKS RELATED TO OUR COMMON STOCK OUTSTANDING

If the holders of our outstanding options and warrants exercise them and subsequently sell the common stock they receive upon exercise, then the market price of the common stock may drop.
At September 30, 2003, we had approximately 8,699,000 options and warrants outstanding. Options and warrants give the holder the right to purchase shares of a company's stock in the future for a predetermined price which may or may not be below the current market value of the company's stock at the time the option or warrant is exercised. In addition, as of September 30, 2003, we had an additional 1,037,000 options available for issuance pursuant to our option plans. To date, option and warrant holders have exercised approximately 9,707,000 options and warrants in the aggregate at prices ranging from $.50 to $5.56. The exercise of these outstanding warrants and options and the sale of the related shares may cause our common stock price to drop.

If our common stock continues to be volatile and thinly traded, then our shareholders may not be able to sell their shares when desired.
The market price of our common stock, similar to other public pharmaceutical or biotechnology companies, has been volatile and may remain volatile for the foreseeable future. Our shareholders may not sell their shares when they desire because the stock price is highly volatile and the stock is not widely traded. For example, as of September 30, 2003, the number of our shares theoretically available for sale in any one day before this offering is approximately 48,435,000 shares and our average daily trading volume for the nine-month period ended September 30, 2003 has been approximately 246,000 shares. If our stock continues to trade thinly, our shareholders may not be able to sell their shares when desired.

RISKS RELATED TO THIS OFFERING

Investors in this offering will experience immediate and substantial dilution. The public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. For more details, see "Dilution." If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution.

We will have broad discretion concerning the use of the proceeds of this offering and our results of operations might suffer if the proceeds are not applied effectively.
We will retain broad discretion over the use of proceeds from this offering. You might not agree with how we spend the proceeds, and our use of the proceeds might not yield a significant return or any return at all. See "Use of Proceeds" for a description of our current plans for using the proceeds from this offering. Because of the number and variability of factors that determine our use of proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. If we do not apply the proceeds effectively, our results of operations could suffer.

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14

--------------------------------------------------------------------------------
USE OF PROCEEDS

We estimate that the net proceeds from the sale of 10,000,000 shares of common stock in this offering, at an assumed public offering price of $5.26 per share, will be approximately $49.1 million after deduction of the underwriting discount and our other estimated expenses in connection with the offering. If the underwriters fully exercise their over-allotment option, we estimate that the net proceeds from the sale of the shares in this offering, at an assumed public offering price of $5.26 per share, will be approximately $56.5 million.

We intend to use the net proceeds of this offering for the possible acquisition or in-licensing of additional products; the possible acquisition of businesses related to gastrointestinal pharmaceuticals; marketing and, if necessary, continued development of acquired products; the development and commercialization of new indications for Visicol; research and development related to enhancements of existing products; and general corporate purposes, including working capital.

The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

o Our ability to identify and negotiate arrangements to acquire other entities and to in-license or otherwise acquire rights to new products;

o    The time and cost necessary to obtain regulatory approvals;

o The time and cost necessary to respond to technological and market developments; and

o Any changes made or new developments in our existing collaborative, licensing and other commercial relationships or any new collaborative, licensing and other commercial relationships that we might establish.

We have discussions from time to time regarding potential acquisitions and licensing opportunities. We might use a portion of the net proceeds for this purpose although we currently have no material agreements or commitments of this kind. We reserve the right, at the sole discretion of our Board of Directors, to reallocate our use of proceeds in response to these and other factors. Until we use the net proceeds of this offering, we intend to invest the funds in investment-grade, interest-bearing securities or obligations of, or guaranteed by, the U.S. government.


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                                                                             15

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PRICE RANGE OF COMMON STOCK

Our common stock currently trades on the Nasdaq SmallCap Market under the symbol "INKP". The quarterly range of high and low reported sales prices of our common stock, as reported on the Nasdaq SmallCap Market, is shown below. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                   High     Low
--------------------------------------------------------------------------------
Fiscal year ended December 31, 2001
First quarter .................................................    $9.00   $3.31
Second quarter ................................................     5.28    2.95
Third quarter .................................................     4.92    0.72
Fourth quarter ................................................     2.30    0.79

Fiscal year ended December 31, 2002
First quarter .................................................    $1.96   $1.25
Second quarter ................................................     1.84    0.78
Third quarter .................................................     1.45    0.60
Fourth quarter ................................................     2.49    1.02

Fiscal year ended December 31, 2003
First quarter .................................................    $1.95   $1.25
Second quarter ................................................     3.61    1.63
Third quarter .................................................     5.04    2.49
Fourth quarter (through December 4, 2003) .....................     5.95    3.98

On December 4, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $5.26 per share. As of December 4, 2003, there were approximately 546 stockholders of record of our common stock.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and do not expect to in the foreseeable future.


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CAPITALIZATION

The following table sets forth our capitalization at September 30, 2003 on an actual basis and on an as adjusted basis, after giving effect to the issuance and sale of 10,000,000 shares of common stock in this offering at an assumed public offering price of $5.26 per share, less the underwriting discount and estimated offering expenses payable by us.
                                                          At September 30, 2003
                                                          ----------------------
                                                                          As
                                                           Actual      adjusted
--------------------------------------------------------------------------------
                                                         (unaudited)
                                                          (dollars in thousands)
Cash and cash equivalents ............................    $ 11,510     $ 60,575
                                                          ========     ========
Line of credit .......................................    $  1,500     $  1,500
                                                          ========     ========
Shareholders' equity:
 Preferred stock, $.0001 par value; authorized
   5,000,000 shares; none issued and outstanding......    $     --     $     --
 Common stock, $.0001 par value; authorized
   75,000,000 shares; 48,434,751 issued, actual and
   58,434,751 shares issued, as adjusted..............           5            6
 Less common stock held in treasury (16,515 shares) ..         (37)         (37)
 Additional paid-in capital ..........................      82,425      131,489
 Deferred compensation ...............................         (48)         (48)
 Accumulated deficit .................................     (72,527)     (72,527)
                                                          --------     --------
    Total shareholders' equity .......................       9,818       58,883
                                                          --------     --------
    Total capitalization .............................    $  9,818     $ 58,883
                                                          ========     ========

---------------
The number of shares of our common stock in the actual and as adjusted columns in the table above excludes:

o 2,459,460 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $1.85 per share;

o 283,887 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $5.13 per share;

o 5,955,606 shares of common stock issuable upon exercise of outstanding options issued under our stock option plans at a weighted average exercise price of $2.12 per share;

o 1,037,160 shares of common stock available for future issuance under our stock option plans; and

o 720,000 shares of common stock issuable upon the achievement of certain product development goals for Colirest.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DILUTION

Our net tangible book value on September 30, 2003 was $9.82 million, or approximately $0.20 per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares of common stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 10,000,000 shares of our common stock in this offering at an assumed public offering price of $5.26 per share and after deducting the underwriting discount and our estimated offering expenses, our net tangible book value as of September 30, 2003 would have been $1.01 per share. This amount represents an immediate increase in net tangible book value of $0.81 per share to existing stockholders and an immediate dilution in net tangible book value of $4.25 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share .......................            $5.26
                                                                           -----
 Net tangible book value per share as of September 30, 2003 ...    $0.20
 Increase in net tangible book value per share attributable to
   this offering ..............................................    $0.81
                                                                   -----
Pro forma net tangible book value per share as of September
 30, 2003 after giving effect to this offering ................             1.01
                                                                           -----
Dilution per share to new investors in this offering ..........            $4.25
                                                                           =====

This table:

o assumes no exercise of outstanding warrants to purchase 2,459,460 shares of common stock at an exercise price of $1.85 per share;

o assumes no exercise of outstanding warrants to purchase 283,887 shares of common stock at an exercise price of $5.13 per share; and

o assumes no exercise of outstanding options to purchase 5,955,606 shares of our common stock at a weighted average exercise price of $2.12 per share.

To the extent that these options and warrants are exercised there will be further dilution to new investors.


--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

This section presents our selected financial data. You should carefully read the financial statements incorporated by reference in this prospectus, including the notes to these financial statements. The selected data in this section is not intended to replace the financial statements.

We derived the statement of operations data for the years ended December 31, 2000, 2001 and 2002, the years ended June 30, 1998, 1999 and 2000 and the six-months ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000, 2001 and 2002 and as of June 30, 1998, 1999 and 2000
from our audited and unaudited financial statements incorporated by reference in this prospectus. We derived the financial data for the nine-month periods ended September 30, 2002 and 2003 from our unaudited financial statements incorporated by reference in this prospectus, which have been prepared on the same basis as the audited financial statements and the notes thereto, which include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the unaudited interim periods. Historical results are not necessarily indicative of results that we may expect in the future.


                                                               Six-months ended
                               Years ended June 30,            December 31, (1)            Years ended December 31,
                         -------------------------------    ----------------------    ----------------------------------
Statement of
operations data:           1998        1999        2000         1999         2000         2000         2001        2002
                           ----        ----        ----         ----         ----         ----         ----        ----
                                                           (unaudited)               (unaudited)
--------------------------------------------------------------------------------------------------------------------------
                                                   (dollars in thousands, except per share data)
Product revenue ....     $     --    $     --   $     --      $    --     $     --     $     --     $  4,338    $  7,488
Other revenue ......           --          --         --           --           --           --          523          64
                         --------    --------   --------      -------     --------     --------     --------    --------
 Revenue ...........           --          --         --           --           --           --        4,861       7,552
Cost of goods sold..           --          --         --           --           --           --        1,881       1,724
                         --------    --------   --------      -------     --------     --------     --------    --------
 Gross profit ......           --          --         --           --           --           --        2,980       5,828
Costs and expenses:
 Research and
   development......        6,222       6,565      5,731        3,395        7,060        9,397        5,361       3,259
 Sales and marketing           --          --         --           --        1,457        1,457        8,944       6,003
 General and
   administrative...        3,782       3,593      3,506        1,897        3,900        5,509        3,689       2,249
 Separation agreement
  and accelerated              --          --        835          835           --           --           --          --
                         --------    --------   --------      -------     --------     --------     --------    --------
 Income (loss) from
   operations.......      (10,004)    (10,158)   (10,072)      (6,127)     (12,417)     (16,363)     (15,014)     (5,683)
Interest income ....          515         525        399          144          471          726          475         116
Interest and other
  expense ..........           --          --        (39)          --           (9)         (47)        (645)       (877)
Debt conversion
  inducement, non-cash
  accretion and
  non-cash premium..           --          --         --           --           --           --          (74)     (3,916)
                         --------    --------   --------      -------     --------     --------     --------    --------
  Net loss .........     $ (9,489)   $ (9,633)  $ (9,712)     $(5,983)    $(11,955)    $(15,684)    $(15,258)   $(10,360)
                         ========    ========   ========      =======     ========     ========     ========    ========
  Net loss per share -
    basic and diluted    $  (0.60)   $  (0.42)  $  (0.36)     $ (0.24)    $  (0.36)    $  (0.50)    $  (0.45)   $  (0.30)
                         ========    ========   ========      =======     ========     ========     ========    ========
  Weighted average
    shares outstanding -
    basic and diluted      15,783      22,762     27,300       24,678       33,254       31,586       34,285      34,965

                           Nine-months ended
                             September 30,
                           -----------------
Statement of
operations data:             2002     2003
                             ----     ----
                             (unaudited)
--------------------------------------------

Product revenue ....       $ 5,143   $10,208
Other revenue ......            63        49
                           -------   -------
 Revenue ...........         5,206    10,257
Cost of goods sold..         1,234     1,465
                           -------   -------
 Gross profit ......         3,972     8,792
Costs and expenses:
 Research and
   development......         2,931     1,253
 Sales and marketing         4,078     4,338
 General and
   administrative...         1,711     1,882
 Separation agreement
  and accelerated               --        --
                           -------   -------
 Income (loss) from
   operations.......        (4,748)    1,319
Interest income ....            92        39
Interest and other
  expense ..........          (773)     (663)
Debt conversion
  inducement, non-cash
  accretion and
  non-cash premium..          (380)   (2,822)
                           -------   -------
  Net loss .........       $(5,809)  $(2,127)
                           =======   =======
  Net loss per share -
    basic and diluted      $ (0.17)  $ (0.05)
                           =======   =======
  Weighted average
    shares outstanding -
    basic and diluted       34,895    40,966

                                                                                                                          As of
                                           As of June 30,                          As of December 31,                 September 30,
                                  -------------------------------     ---------------------------------------------   -------------
                                    1998        1999       2000         1999         2000        2001        2002         2003
                                    ----        ----       ----         ----         ----        ----        ----         ----
Balance sheet data:                                                  (unaudited)                                       (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
Cash and cash equivalents .....   $ 12,962    $  6,862   $ 16,025     $  6,041     $ 11,520    $ 12,166    $ 12,151      $ 11,510
Working capital ...............     12,930       5,513     14,542        5,513        9,865       6,908       5,138         9,626
Total assets ..................     13,366       7,162     16,435        6,403       13,400      13,865      14,079        14,066
Convertible notes .............         --          --         --           --           --       9,801      11,657            --
Accumulated deficit ...........    (13,482)    (23,115)   (32,827)     (29,098)     (44,782)    (60,040)    (70,400)      (72,527)
Shareholders' equity (deficit)    $ 13,120    $  5,713   $ 14,874     $  4,878     $ 11,025    $ (1,887)   $ (6,211)     $  9,818

---------------
(1) During the 2000 calendar year, we changed our fiscal year-end from June 30 to December 31.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with the "Selected financial data" section in this prospectus and the accompanying financial statements and related notes included elsewhere in this prospectus or incorporated by reference in this prospectus. This discussion contains forward-looking statements that involve known and unknown risks and uncertainties, including those discussed in the "Risk Factors" section of this prospectus.

GENERAL

We are a specialty pharmaceutical company focused on acquiring, developing and commercializing pharmaceutical products for use to diagnose and treat gastrointestinal disorders, including: colon cancer, irritable bowel syndrome, or IBS, and inflammatory bowel disease, or IBD. Our development strategy has been to acquire late-stage drug candidates with short time lines to commercialization. We currently market and sell two pharmaceutical products, Visicol and IB-Stat. In addition to our marketed products, we are studying Colirest for the treatment of patients with IBD.

The following table outlines our current product pipeline from which we have focused the majority of our research, development, marketing and sales efforts since inception and also sets forth the current development status of our products and product candidates in each targeted therapeutic indication:

Product                  Therapeutic indications                                   Development status
-------------------------------------------------------------------------------------------------------------------------
Visicol                  o Cleansing of colon prior to colonoscopy                 FDA approved; marketed product
                         ------------------------------------------------------------------------------------------------
                         o Constipation                                            Post marketing study completed
                                                                                   Phase IV on-going
                         ------------------------------------------------------------------------------------------------
                         o Pre-operative colonic surgical procedures               Phase IV will commence during the first
                                                                                   half of 2004
-------------------------------------------------------------------------------------------------------------------------
IB-Stat                  o Symptoms associated with IBS                            Marketed product
                         o Reduction of bowel movement in
                           some diagnostic procedures
-------------------------------------------------------------------------------------------------------------------------
Colirest                 o Crohn's disease and ulcerative colitis,                 Phase II Crohn's disease complete
                           collectively Inflammatory Bowel                         Phase II ulcerative colitis complete
                           Disease (IBD)                                           Phase IIb Crohn's disease on-going
-------------------------------------------------------------------------------------------------------------------------

In September 2000, we received notification that our flagship product, Visicol, was approved for marketing as a preparation for colonoscopy. Following this notification, we immediately commenced marketing and sales efforts and in January 2001, we began shipping Visicol to our customers. During 2001, gastroenterologists reported the visualization of microcrystalline cellulose, or MCC, in some patients receiving Visicol tablets. MCC is a commonly used, inert, but highly insoluble substance that binds and fills Visicol tablets. The presence of MCC may lengthen the colonoscopy procedure and therefore deterred some gastroenterologists from prescribing Visicol. As a result 2001 revenues were adversely affected.

We adopted two strategies for overcoming the issue of MCC visualization during colonoscopy. First, in October 2001, we conducted a Phase IV clinical study, which showed that Visicol's efficacy at a reduced dosing regimen (20% and 30% less tablets and clear liquid volume) was comparable to the labeled dose, with significantly reduced MCC visualization. Secondly, in March 2002, the FDA approved a supplemental new drug application, or SNDA, for a new formulation of Visicol containing approximately 50% less MCC. In May 2002, we began shipping this new formulation to customers, and since that time, we have become the fastest growing bowel preparation for use in patients undergoing colonoscopy.

--------------------------------------------------------------------------------
20

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

In December 2002, we completed a $13,000,000 private placement pursuant to Regulation D of the SEC of convertible notes due June 2005 together with 2,459,460 warrants with four institutional investors. We used the proceeds from the placement to redeem our then outstanding convertible notes due June 2003, which were held by these investors. The June 2005 notes were convertible into our common stock at a conversion price of $1.85 per share and the warrants, which become exercisable in December 2003, also have an exercise price of $1.85 per share. On June 30, 2003, all holders of the June 2005 convertible notes executed a Conversion Agreement to convert all of the outstanding notes into shares of our common stock.

REVENUES

We derive substantially all of our revenues from the sale of Visicol in the United States. We do not anticipate any material revenue in the near term from sales outside of the United States. Our revenues in any period are primarily a function of the number of Visicol tablets prescribed. At this time, Visicol is prescribed as a bowel preparation prior to colonoscopy. Colonoscopy in many cases is an elective procedure, used to screen the inner lining of the colon for cancerous polyps. There has historically been a seasonal trend in the U.S. market based on holiday schedules and vacation patterns. For this reason, the number of colonoscopy procedures are historically less in the fourth quarter compared to the third quarter. Our sales may fluctuate on a quarterly basis based on such seasonal fluctuations.

Our revenues are affected by a number of factors, including our ability to:

o    influence physician prescribing habits;

o purchasing practices of our customers, which include wholesalers and large retail chains;

o    train, equip and manage our 40 sales professionals;

o    deliver our marketing message to target demographics; and

o    introduce Visicol's use for new indications.

EXPENSES

Our expenses are primarily related to:

o    costs of goods sold;

o    research and development;

o    sales and marketing; and

o    general and administrative.

Our cost of goods sold consists of the costs to procure raw materials, manufacture pharmaceutical agents and package drug into commercial quantities. In addition to product costs, our cost of goods sold also includes royalties on in-licensed products and expenses to operate our distribution center.

Research and development costs primarily include costs related to study future drug candidates and product enhancements, run clinical trials, monitor drug safety, maintain compliance with regulatory authorities, and develop manufacturing techniques.

Sales and marketing costs include the costs to train, manage and operate our 40 person professional gastrointestinal sales force along with developing marketing messages and campaigns to targeted physicians, patients and organizations to increase awareness of our products and their related indications.

General and administrative expenses include overhead costs associated with running a publicly traded specialty pharmaceutical company with commercial products and research initiatives.

CRITICAL ACCOUNTING POLICIES AND PRACTICES

In "Cautionary Advice Regarding Disclosures about Critical Accounting Policies" (SEC Release No. 33-8040, December 12, 2001), the SEC advised companies to provide more information about a company's most critical accounting policies, i.e., the specific accounting policies that have the most impact

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

on a company's results and require the most difficult, subjective or complex judgments by management. We have identified the following accounting policies that may constitute "critical accounting policies," under the guidance provided by the release.

Revenue recognition

Revenue from sales of Visicol is recognized when, pursuant to Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," all four of the following criteria are met: (i) we have persuasive evidence that an arrangement exists, (ii) the price is fixed and determinable, (iii) title has passed and (iv) collection is reasonably assured. Product demand from our customers during a given period may not correlate with prescription demand for the product in that period. As a result, we periodically evaluate inventory positions in the distribution channel. If we believe these levels are too high based on prescription demand, we may not accept purchase orders from or may not ship additional product to our customers until these levels are reduced. Provisions for sales discounts, and estimates for chargebacks, rebates and product returns are established as a reduction of product sales revenues at the time such revenues are recognized. We establish these revenue reductions as our best estimate at the time of sale based on historical experience, adjusted to reflect known changes in the factors that impact such reserves. For IB-Stat, we recognize revenue based on prescription data, net of estimated cash discounts. This practice will continue until such time as data becomes available that indicates that the product has achieved adequate market acceptance and that future product returns can be reasonably estimated.

Stock based compensation

It is our policy, which is consistent with most public company policies, to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", to account for our stock option plans rather than Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." Had we applied SFAS No. 123, our net income for the three- months ended September 30, 2003 would have been less and our net loss for the three months ended September 30, 2002 and nine-months ended September 30, 2003 and 2002 would have been greater. In addition, our net loss for each of the years ended December 31, 2002, 2001 and 2000 would have been greater.

Product returns

It is our policy to estimate and record an allowance for future product returns in connection with our sales of Visicol. We have applied a return rate to our unit sales to provide this allowance under our product return policy. This return rate is calculated based on actual return experience and our monitoring of distribution channels taking into account the expiration dating of Visicol. The product return rate is periodically updated to reflect actual experience and changes to other factors affecting future product returns.

Deferred taxes

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and projections for future taxable income over the periods in which the deferred tax asset items are deductible. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss, or NOL, and research and experimentation credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. Generally, a change in ownership of a company of greater than 50% within a three year period results in an annual limitation on that company's ability to utilize its NOL carryforwards and tax credits from the tax periods prior to the ownership change. The rules providing for the definition of an ownership change are complex and we must perform a study to determine if we have undergone a change in ownership. We believe that we have undergone an ownership change and are subject to an annual limitation on the use of our NOL carryforwards pursuant to these provisions. At September 30, 2003, management has concluded that a full valuation allowance is necessary for deferred tax assets given that we have only been profitable for one quarter.

--------------------------------------------------------------------------------
22

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

Three and nine months ended September 30, 2003 compared to three and nine months ended September 30, 2002

We generated net income of $1,178,000 or $0.03 per basic share ($0.02 per diluted share) and a net loss of ($2,127,000) or ($0.05) per basic and diluted share for the three and nine-month periods ended September 30, 2003, compared to losses of ($1,477,000) and ($5,809,000) or ($0.04) and ($0.17) per basic and diluted share for the same periods a year ago. The loss for the nine-month period ending September 30, 2003 included a one-time $2,822,000 non-cash charge related to our previously outstanding June 2005 convertible notes. Similar charges of $312,000 and $380,000 were incurred during the three and nine-month periods ended September 30, 2002 for our previously outstanding June 2003 convertible notes. These charges appear on our income statement below income (loss) from operations as a separate line item described as debt conversion inducement, non-cash accretion and non-cash premium. Prospectively, we expect to have net income for the last quarter of 2003 as a result of continued demand for Visicol and decreased expenses due to the elimination of our convertible notes.

Product revenue was $4,333,000 and $10,208,000 for the three and nine-month periods ended September 30, 2003, compared to $2,222,000 and $5,143,000 for the same periods a year ago. Prescription levels continue to increase, resulting in increased orders from wholesalers and large retail chains. We believe the increased prescription levels have been fueled by increased market awareness and acceptance of Visicol. Approximately 95,000 prescriptions were filled for Visicol during the third quarter of 2003 as compared to approximately 89,000, 80,000, 69,000 and 61,000 during the four preceding quarters.

Our gross profit was $3,729,000 and $8,792,000 for the three and nine-month periods ended September 30, 2003, compared to $1,777,000 and $3,972,000 for the same periods a year ago. Gross profit as a percentage of sales for product revenue was 86% for both the three and nine-month periods ended September 30, 2003, compared to 80% and 76% for the same periods a year ago. Increases in gross profit and gross profit as a percent of sales for product revenue were the result of increased order volume, increased sales price per unit, decreased manufacturing cost per unit and decreased distribution costs for Visicol. We expect that gross profit and gross profit as a percent of sales for product revenue will increase as our sales volume increases, allowing us to spread further our fixed cost of goods and the opportunity to more strongly negotiate our future agreements with suppliers and manufacturers.

We incurred research and development expenses of $464,000 and $1,253,000 for the three and nine-month periods ended September 30, 2003, compared to $459,000 and $2,931,000 for the same periods a year ago. The decrease for the nine-month period ending September 30, 2003 was the result of internalizing the management of previously outsourced functions related to the ongoing Colirest clinical trial.

Sales and marketing costs of $1,443,000 and $4,338,000 were incurred for the three and nine-months ended September 30, 2003, compared to $1,698,000 and $4,078,000 for the same periods a year ago. Sales and marketing costs included expenses associated with our sales force, which currently stands at 36 sales representatives and three district managers, along with marketing campaigns related to Visicol and IB-Stat.

General and administrative expenses were $634,000 and $1,882,000 for the three and nine-months ended September 30, 2003, compared to $541,000 and $1,711,000 for the same periods a year ago.

Decreased interest income was primarily the result of significantly reduced interest rates for the three and nine-months ended September 30, 2003 compared to the same period a year ago. Decreased interest expense compared to the same period a year ago was the result of the elimination of our convertible notes and decreased balance and interest rate on our line of credit.

Year ended December 31, 2002 compared to year ended December 31, 2001

We incurred losses of $10,360,000 and $15,258,000 for the years ended December 31, 2002 and 2001, respectively. The basic and diluted per share loss was $0.30 and $0.45 per share for the years ended December 31, 2002 and 2001, respectively. Operating losses were $5,683,000 and $15,014,000 for the

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

years ended December 31, 2002 and 2001, respectively. We expect to have income from operations and positive cash flow for the year ended December 31, 2003.

Product revenue was $7,488,000 and $4,338,000 for the years ended December 31, 2002 and 2001, respectively. Prescription levels continue to increase, resulting in increased orders from wholesalers and large retail chains. We believe the increased prescription levels have been fueled by increased market awareness and acceptance of our new Visicol formulation, launched in May 2002.

Our gross profit was $5,828,000 and $2,980,000 for the years ended December 31, 2002 and 2001, respectively. Included in cost of goods sold were both distribution and royalty costs totaling $379,000 and $369,000, respectively. Distribution cost included expenses related to warehousing, tracking and shipping of product to our customers. Royalty cost represented amounts due to the inventor of Visicol based on product sales.

We incurred research and development expenses of $3,259,000 and $5,361,000 for the years ended December 31, 2002 and 2001, respectively. The significant reductions were the result of less development costs associated with the new Visicol formulation and the internalization of the management of the ongoing Colirest clinical trial.

Sales and marketing costs of $6,003,000 and $8,944,000 were incurred for the years ended December 31, 2002 and 2001, respectively. During 2002, we incurred approximately $2,600,000 in expense related to our former co-promotion agreement with Procter & Gamble Pharmaceuticals, $1,250,000 related to our internal sales force and the balance of sales and marketing costs for administrative costs in connection with our internal sales operations and marketing activities associated with Visicol and IB-Stat. During 2001, we incurred $4,000,000 in expenses related to our former contract sales organization, $2,000,000 related to our co-promotion agreement with Procter & Gamble Pharmaceuticals and the balance of sales and marketing costs for internal sales operations and marketing activities associated with Visicol.

General and administrative expenses were $2,249,000 and $3,689,000 for the years ended December 31, 2002 and 2001, respectively. The decrease is the result of significant payroll reductions, reduced fees paid to outside vendors and consultants and reduced non-cash stock based compensation. Included in general and administrative expenses for December 31, 2001 was amortization of deferred compensation and performance based stock expense $1,018,000.

The $359,000 decrease in interest income was the result of decreased average cash and investment balances for the year ended December 31, 2002 compared to the same period a year ago. The $232,000 increase in interest and other expense was the result of interest related to our June 2003 convertible notes.

As a result of the redemption of the June 2003 convertible notes and placement of the June 2005 convertible notes, we incurred $3,916,000 in non-cash accretion, financing costs and cash premium charges. These charges included the acceleration of a redemption premium, deferred warrant cost, beneficial conversion amortization and deferred financing fees associated with these notes.

Year ended December 31, 2001 compared to year ended December 31, 2000

We incurred losses of $15,258,000 and $15,684,000 for the years ended December 31, 2001 and 2000, respectively. The basic and diluted per share loss was $0.45 and $0.50 per share for the years ended December 31, 2001 and 2000, respectively.

Product revenue was $4,338,000 for the year ended December 31, 2001, compared to no product revenue during the same period a year ago. All of our 2001 product revenue was derived from the sale of Visicol to wholesalers and large retail chains.

Our gross profit was $2,980,000 for the year ended December 31, 2001, as compared to no gross profit for the year ended December 31, 2000. Included in cost of goods sold are both distribution and royalty costs totaling $369,000. Distribution cost included expenses related to contract warehousing, tracking and shipping of product to our customers. Royalty cost represented amounts due to the inventor of Visicol based on product sales.
--------------------------------------------------------------------------------
24

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

We incurred research and development expenses of $5,361,000 and $9,397,000 for the years ended December 31, 2001 and 2000, respectively. The decrease is mostly attributable to a one-time performance based stock charge in 2000 of $4,848,000, partially offset by costs related to our ongoing Colirest pivotal study.

Sales and marketing costs of $8,944,000 and $1,457,000 were incurred for the years ended December 31, 2001 and 2000, respectively. During 2001, we incurred $4,000,000 in expenses related to our former contract sales organization, $2,000,000 related to our co-promotion agreement with Procter & Gamble Pharmaceuticals and the balance of sales and marketing costs for internal sales operations and marketing activities associated with Visicol. Sales and marketing costs for the year ended December 31, 2000 were for pre-launch activities associated with the January 2001 product launch of Visicol.

General and administrative expenses were $3,689,000 and $5,509,000 for the years ended December 31, 2001 and 2000, respectively. The decrease was the result of significant payroll reductions, reduced fees paid to outside vendors and consultants and reduced non-cash stock based compensation. Included in general and administrative expenses was amortization of deferred compensation and performance based stock expense of $1,018,000 and $2,445,000 for the years ended December 31, 2001 and 2000, respectively.

The $251,000 decrease in interest income was the result of decreased average cash and investment balances for the year ended December 31, 2001 compared to the year ended December 31, 2000. The $598,000 increase in interest expense was the result of interest related to our June 2001 placement of $10,000,000 in convertible subordinated notes.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2003, we had cash and cash equivalents of $11,510,000. The cash and cash equivalents balance at September 30, 2003 included net proceeds from third quarter warrant and option exercises of $2,646,000.

We believe that our financial resources are adequate for our operations for at least the next 12 months and, if we meet our sales objectives, we do not anticipate requiring additional capital to fund our operations. However, we are seeking additional capital to fund possible acquisition or in-licensing of additional products; the possible acquisition of businesses related to gastrointestinal pharmaceuticals; marketing and, if necessary, continued development of acquired products; the development and commercialization of new indications for Visicol; research and development related to enhancements of existing products; and general corporate purposes, including working capital. Our line of credit is due to expire in January 2004. While it is our intention to renew the credit facility for an additional one-year term, we believe that the combination of our current cash balance along with anticipated cash flows from operations would be adequate to pay in full our outstanding borrowings on this credit line if it were not renewed in January 2004.

Our future short and long-term capital requirements will depend on numerous factors, including continued marketplace acceptance of our products. In addition to continued marketplace acceptance of our products, other factors which cannot be quantified and many of which we cannot control will also impact our short and long-term capital requirements, including: continued commercial costs of Visicol, continued progress in our research and development activities, progress with pre-clinical studies and clinical trials, prosecuting and enforcing patent claims, technological and market developments, the ability to establish product development arrangements, the cost of manufacturing development, effective marketing activities and arrangements, and licensing or acquisition activity.

We are currently conducting a clinical trial of Colirest in Crohn's disease, continuing to study the use of Visicol for constipation, anticipating commencing a study for the use of Visicol in pre-operative colonic surgical procedures, and continuing to market and sell Visicol and IB-Stat to distributors and drug store chains. During 2003, we expect to spend up to $300,000 on the Visicol studies and Visicol product development, $500,000 on the Colirest study, and $6,000,000 on Visicol sales and marketing costs. These activities will be funded by our current cash balance and future product sales. If product sales fall short of current expectations or other factors negatively impact our cash balance, we may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, and

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

from other sources. No assurance can be given that necessary additional financing will be available on terms acceptable to us, if at all. If adequate additional funds are not available when required, we may have to delay, scale-back or eliminate certain of our research, drug discovery or development activities or certain other aspects of our operations and our business will be materially and adversely affected.

To achieve operating profits, we, alone or with others, must successfully market and sell our products. In addition, revenues from product sales must be greater than the sum of cost of goods sold, research and development costs, sales and marketing costs and general and administrative costs. While we expect to realize net income for the remainder of 2003, we cannot provide any assurance that we will be able to reach and/or sustain any level of profitability.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to market risk associated with changes in interest rates on our line of credit and certain investments. We do not manage the risk of fluctuations in interest rates associated with the line of credit, as it is a short-term borrowing with a maturity date in 2004. The interest rate on our line of credit has fluctuated from 3.11% to 3.57% over the past nine-months and the outstanding balance on our line of credit at September 30, 2003 was $1,500,000.

Typically, a substantial portion of our assets are investment grade debt instruments such as direct obligations of the U.S. Treasury, securities of federal agencies which carry the direct or implied guarantee of the U.S. government and bank certificates of deposit. The market value of such investments fluctuates with current market interest rates. In general, as rates increase, the market value of a debt instrument is expected to decrease. The opposite is also true. To minimize such market risk, we have in the past and, to the extent possible, will continue in the future, to hold such debt instruments to maturity at which time the debt instrument will be redeemed at its stated or face value. Due to the short duration and nature of these instruments, we do not believe that we have a material exposure to interest rate risk related to our investment portfolio.

We do not anticipate any material changes in our primary market risk exposure in 2003. We do not hold or issue any derivatives.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2002, the Emerging Issues Task Force ("EITF") finalized its consensus on EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables", which provides guidance or the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF Issue 00-21 is effective for arrangements entered into in fiscal periods beginning after June 30, 2003 and can be adopted prospectively. EITF Issue 00-21 has been adopted and did not impact our financial position, results of operations or cash flows.

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and is related to certain derivatives embedded in other contracts and for hedging activities under Statement of Financial Accounting Standard No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and to certain preexisting contracts. SFAS No. 149 is to be applied prospectively. SFAS No. 149 currently has not had an impact on our financial position, results of operations or cash flows.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 establishes standards for how companies classify and measure, in their statement of financial position, certain financial instruments with characteristics of both liabilities and equities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after July 1, 2003. SFAS No. 150 currently has not had an impact on our financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

MANAGEMENT

The following table sets forth certain information concerning our directors and executive officers as of November 26, 2003:


Name                                      Age   Position(s)
--------------------------------------------------------------------------------------------------
Leonard S. Jacob, M.D., Ph.D. ........    54    Chairman of the Board, Chief Executive Officer and
                                                Director
Robert F. Apple ......................    37    Chief Operating and Financial Officer and Director
Martin Rose, M.D., J.D. ..............    56    Executive Vice President, Research and Development
J.R. LeShufy(1)(2) ...................    79    Director
Steven B. Ratoff(1)(2)(3) ............    61    Director
Norman D. Schellenger(3) .............    71    Director
Thomas P. Stagnaro(1)(3) .............    60    Director
Robert A. Vukovich, Ph.D. ............    59    Director

---------------
(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Nominating Committee

Leonard S. Jacob, M.D., Ph.D. has served as Chairman of the Board of Directors and Chief Executive Officer of InKine since November 1997. Prior to joining InKine, Dr. Jacob served as the President and Chief Executive Officer of Sangen Pharmaceutical Company and as a consultant to various biotechnology companies from June 1996. From 1989 to 1996, Dr. Jacob, as a co-founder of Genaera Corporation (formerly Magainin Pharmaceuticals, Inc.) (a public biotechnology company), served as Chief Operating Officer. From 1980 to 1988, Dr. Jacob was employed by SmithKline and French Laboratories where he served as Worldwide Vice President and a member of SmithKline Beecham's Corporate Management Committee. Dr. Jacob serves as a director of the Jacob Internet Fund (a public mutual fund), Macromed Inc. (a private drug delivery company), Recording for the Blind and Dyslexic (a non-profit service organization for the visual and learning disabled) and Saving Face (a non-profit organization for facially disfigured children).

Robert F. Apple has served as Chief Operating and Financial Officer of InKine since January 2003, Executive Vice President and Chief Financial Officer from August 2001 to December 2002, Senior Vice President and Chief Financial Officer from November 1998 to July 2001 and Vice President of Finance and Administration from December 1997 to October 1998. Mr. Apple has been a director of InKine since July, 2003. Prior to joining InKine, Mr. Apple was employed by Genaera Corporation, Inc. (formerly Magainin Pharmaceuticals, Inc.) from July 1995 where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. (a technology company) as Corporate Controller. From August 1988 until May 1994, Mr. Apple was employed by Arthur Andersen and Company LLP where he held various positions of increasing responsibility.

Martin Rose, M.D., J.D. has served as Executive Vice President, Research and Development of InKine since November 2000 and prior to that, served as Senior Vice President, Clinical Research and Regulatory Affairs since joining InKine in March 1999. Before joining InKine, Dr. Rose was employed by Sparta Pharmaceuticals Inc. from September 1997 where he held the position of Vice President of Clinical Research and Regulatory Affairs. From November 1994 until September 1997, Dr. Rose was employed by BRI International (a pharmaceutical consulting firm) as Senior Consultant. Prior to that, Dr. Rose also held various positions at Alpha I Biomedicals Inc., Genentech Inc. and The United States Food and Drug Administration.

J.R. LeShufy has served as a director of InKine since December 1995. Mr. LeShufy has been serving as Senior Vice President of Global Hedging Solutions, LLC (a private technology company) since February 2002 and Vice President of Glyconix Corporation (a private biotechnology company) since September 2001. Prior to that, Mr. LeShufy served as President and Chairman of the Board of Trilenium Corporation

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

(a private technology company) for approximately six years ending in May 2001. Mr. LeShufy presently serves as a director of Artwork And Beyond (an organization engaged in art auctions for charities).

Steven B. Ratoff has served as a director of InKine since February 1998. Mr. Ratoff currently serves as Chairman and interim Chief Executive Officer of Cima Labs, Inc. (a public specialty pharmaceutical company) and has been a director of Cima Labs since March 1995. He served as a director since 1998 and as President and Chief Executive Officer of MacroMed, Inc. (a privately owned drug delivery company) from February 2001 to December 2001. From December 1994 to February 2001, Mr. Ratoff served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation (a public diversified manufacturer of consumer products). From February 1992 to November 1994, Mr. Ratoff was an investor in a number of small privately held companies. He was Senior Vice President and Chief Financial Officer of the Pharmaceutical Group of Bristol-Myers Squibb (a public pharmaceutical company) from January 1990 to January 1992 and held a number of positions at Bristol-Myers since joining in 1975.

Norman D. Schellenger has been a director of InKine since November 2002. Mr. Schellenger has been a consultant to various pharmaceutical companies since 1997, including: Pediamed Pharmaceutical (a private pharmaceutical company), Cebert Pharmaceutical (a private pharmaceutical company), and Proethic Laboratories (a private pharmaceutical company). From September 1994 to December 1996, Mr. Schellenger was Vice President of Sales and Marketing of UCB Pharma (a private pharmaceutical company). Prior to that, Mr. Schellenger was President of Whitby Pharmaceuticals (a private pharmaceutical company) from June 1991 to September 1994. Prior to that Mr. Schellenger held various sales and marketing positions of increasing responsibility at organizations such as Barre National (a private pharmaceutical company), American Home Products, Inc. (formerly Wyeth-Ayerst, a public pharmaceutical company), A.H. Robins (a private pharmaceutical company). Mr. Schellenger is currently managing director of Proethic Laboratories and on the Board of Directors of KV Pharmaceutical Company (a public pharmaceutical company).

Thomas P. Stagnaro has served as a director of InKine since November 1997. Mr. Stagnaro has been serving as President and Chief Executive Officer of Agile Therapeutics, Inc. (a private drug development company) since October 2000. From August 1998 to September 2000, Mr. Stagnaro was a consultant to various pharmaceutical and biotechnology companies including InKine. From May 1996 to August 1998, Mr. Stagnaro served as President and Chief Executive Officer of 3-Dimensional Pharmaceuticals (a public biotechnology company). From November 1995 to May 1996, Mr. Stagnaro served as Executive Vice President of North American Biologicals Inc. ("NABI") (a public biotechnology company). Mr. Stagnaro served as President and Chief Executive Officer of Univax Biologics ("Univax") (a public biotechnology company) from October 1989 to November 1995 when Univax merged into NABI. Mr. Stagnaro currently serves as director of Protalex, Inc. (a public biopharmaceutical company).

Robert A. Vukovich, Ph.D. has served as a director of InKine since August 1998. Dr. Vukovich has been serving as Chief Executive Officer, President and Chairman of the Board of Wellspring Pharmaceutical Corp. (a private pharmaceutical company) since April 1999. In January 2002, Dr. Vukovich founded Infacare Pharmaceutical Corporation (a private pharmaceutical company), where he currently serves as Chairman of the Board. In 1983, Dr. Vukovich founded Roberts Pharmaceutical Corporation (a public pharmaceutical company) where he served as President, Chief Executive Officer and Executive Chairman until December 1999. Dr. Vukovich currently serves as a director of Towndata.com, Inc. (a private internet exchange company).

--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------
UNDERWRITING

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, First Albany Capital Inc. and Rodman & Renshaw, Inc. are the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:


Underwriters                                                    Number of shares
--------------------------------------------------------------------------------
UBS Securities LLC ..........................................
First Albany Capital Inc. ...................................
Rodman & Renshaw, Inc. ......................................
                                                                   ----------
 Total ......................................................      10,000,000
                                                                   ==========

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

o    receipt and acceptance of our common stock by the underwriters, and

o    the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,500,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.


COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up
to $       per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $         per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,500,000 shares.

                                                                                 Paid by us                        Total
                                                                         ---------------------------    ---------------------------
                                                                        No exercise    Full exercise    No exercise   Full exercise
-----------------------------------------------------------------------------------------------------------------------------------
Per Share ...........................................................     $               $               $              $
Total ...............................................................     $               $               $              $

--------------------------------------------------------------------------------
                                                                             29

Underwriting
--------------------------------------------------------------------------------

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $379,000.


NO SALES OF SIMILAR SECURITIES

We, our executive officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, subject to certain exceptions, without the prior written approval of UBS Securities LLC, offer, sell, contact to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may in their sole discretion, release all or some of the securities from these lock-up agreements.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ SMALLCAP MARKET QUOTATION

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol
"INKP".

PRICE, STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

o    stabilizing transactions;

o    short sales;

o    purchases to cover positions created by short sales;

o    imposition of penalty bids; and

o    syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.


--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq Small Cap Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Small Cap Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Small Cap Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

The underwriters and their affiliates may from time to time provide certain commercial banking, financial advisory and investment banking services for us, for which they will be entitled to receive separate compensation.



--------------------------------------------------------------------------------
                                                                              31

--------------------------------------------------------------------------------

VALIDITY OF COMMON STOCK

The validity of the shares of common stock to be issued in this offering will be passed upon for InKine by Saul Ewing LLP, Philadelphia, Pennsylvania and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements of InKine Pharmaceutical Company, Inc. as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001, the six-month period ended December 31, 2000 and for the year ended June 30, 2000, have been included herein and incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, included herein and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.


WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room in Washington, D.C. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy and information statements and other information about us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We filed a registration statement with the SEC under the Securities Act of 1933 relating to this offering. The registration statement contains additional information about the offering, us and the common stock. The SEC allows us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected and copied at the SEC's public reference facilities described above. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being qualified by this reference.



--------------------------------------------------------------------------------
32

--------------------------------------------------------------------------------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than portions thereof not deemed "filed") and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of this offering:

o    our Annual Report on Form 10-K for the year ended December 31, 2002;

o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

o our Current Reports on Form 8-K, as filed with the SEC on January 24, 2003 and July 15, 2003; and

o the description of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating this description.


All filings by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement are also deemed to be incorporated by reference into this prospectus.


We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference in those documents). Please direct inquiries to us at the following address:

Robert F. Apple
Chief Operating and Financial Officer
InKine Pharmaceutical Company, Inc.
1787 Sentry Parkway West
Building 18, Suite 440
Blue Bell, Pennsylvania 19422
(215) 283-6850

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.





--------------------------------------------------------------------------------
                                                                             33

InKine Pharmaceutical Company, Inc.

--------------------------------------------------------------------------------
INDEX TO FINANCIAL STATEMENTS

Unaudited financial statements:
Unaudited balance sheets ................................................    F-2
Unaudited statements of operations ......................................    F-3
Unaudited statements of cash flows ......................................    F-4
Notes to financial statements ...........................................    F-5

Audited financial statements:
Independent auditors' report ............................................    F-8
Balance sheets ..........................................................    F-9
Statements of operations ................................................   F-10
Statements of changes in shareholders' equity (deficit) .................   F-11
Statements of cash flows ................................................   F-12
Notes to financial statements ...........................................   F-13









--------------------------------------------------------------------------------
                                                                            F-1

InKine Pharmaceutical Company, Inc.

--------------------------------------------------------------------------------
UNAUDITED BALANCE SHEETS
(in thousands, except share and per share amounts)
--------------------------------------------------------------------------------

                                          September 30, 2003   December 31, 2002
--------------------------------------------------------------------------------
                                             (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents ...........         $ 11,510             $ 12,151
 Accounts receivable .................            1,120                  856
 Inventory ...........................            1,028                  677
 Prepaid expenses and other current
    assets ...........................              216                   87
                                               --------             --------
    Total current assets .............           13,874               13,771
Deposits .............................               34                   34
Fixed assets .........................              158                  274
                                               --------             --------
Total assets .........................         $ 14,066             $ 14,079
                                               ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY
    (DEFICIT)
Current liabilities:
 Accounts payable ....................         $    951             $    967
 Accrued expenses ....................            1,797                3,222
 Line of credit ......................            1,500                4,444
                                               --------             --------
    Total current liabilities ........            4,248                8,633
Convertible subordinated notes (face
    value $13,000) ...................               --               11,657
                                               --------             --------
    Total liabilities ................            4,248               20,290
Shareholders' equity (deficit):
 Preferred stock, $.0001 par value;
   authorized 5,000,000
   shares; none issued and outstanding               --                   --
 Common stock, $.0001 par value;
    authorized 75,000,000
    shares; issued 48,451,266 and
37,812,458 shares, respectively ......                5                    4
 Less common stock held in treasury
    (16,515 shares) ..................              (37)                 (37)
 Additional paid-in capital ..........           82,425               64,222
 Deferred compensation ...............              (48)                  --
 Accumulated deficit .................          (72,527)             (70,400)
                                               --------             --------
    Total shareholders' equity
    (deficit) ........................            9,818               (6,211)
                                               --------             --------
    Total liabilities and
     shareholders' equity (deficit) ..         $ 14,066             $ 14,079
                                               ========             ========

See accompanying notes to unaudited financial statements.

--------------------------------------------------------------------------------
F-2

InKine Pharmaceutical Company, Inc.

--------------------------------------------------------------------------------
UNAUDITED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                                                               Three-months
                                                                                              ended September     Nine-months ended
                                                                                                    30,             September 30,
                                                                                             -----------------    -----------------
                                                                                              2003       2002      2003       2002
-----------------------------------------------------------------------------------------------------------------------------------
Product revenue .........................................................................   $ 4,333    $ 2,222    $10,208   $ 5,143
Other revenue ...........................................................................        --         --         49        63
                                                                                            -------    -------    -------   -------
    Revenue .............................................................................     4,333      2,222     10,257     5,206
Cost of goods sold ......................................................................      (604)      (445)    (1,465)   (1,234)
                                                                                            -------    -------    -------   -------
    Gross profit ........................................................................     3,729      1,777      8,792     3,972
Costs and expenses:
 Research and development ...............................................................       464        459      1,253     2,931
 Sales and marketing ....................................................................     1,443      1,698      4,338     4,078
 General and administrative .............................................................       634        541      1,882     1,711
                                                                                            -------    -------    -------   -------
   Operating expenses....................................................................     2,541      2,698      7,473     8,720
                                                                                            -------    -------    -------   -------
 Income (loss) from operations ..........................................................     1,188       (921)     1,319    (4,748)
Interest income .........................................................................         9         28         39        92
Interest expense ........................................................................       (19)      (272)      (663)     (773)
Debt conversion inducement, non-cash
 accretion and non-cash premium .........................................................        --       (312)    (2,822)     (380)
                                                                                            -------    -------    -------   -------
 Net income (loss) ......................................................................   $ 1,178    $(1,477)   $(2,127)  $(5,809)
                                                                                            =======    =======    =======   =======
 Earnings (loss) per share:
   Basic.................................................................................   $  0.03    $ (0.04)   $ (0.05)  $ (0.17)
                                                                                            =======    =======    =======   =======
   Diluted...............................................................................   $  0.02    $ (0.04)   $ (0.05)  $ (0.17)
                                                                                            =======    =======    =======   =======
 Weighted average shares outstanding:
   Basic.................................................................................    46,703     34,948     40,966    34,895
   Diluted...............................................................................    51,170     34,948     40,966    34,895

See accompanying notes to unaudited financial statements.


--------------------------------------------------------------------------------
                                                                            F-3

InKine Pharmaceutical Company, Inc.

--------------------------------------------------------------------------------
UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)
--------------------------------------------------------------------------------


                                                               Nine-months ended
                                                                 September 30,
                                                               -----------------
                                                                  2003      2002
--------------------------------------------------------------------------------
Operating activities:
 Net loss .................................................    $(2,127)  $(5,809)
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation............................................        118       125
   Amortization of deferred compensation...................         83        57
   Stock issued for interest earned on convertible notes...         --       275
   Non-cash accretion and premium..........................      2,047       102
 Changes in operating assets and liabilities:
   (Increase) in accounts receivable.......................       (264)     (170)
   (Increase) in inventory.................................       (351)     (388)
   (Increase) decrease in prepaid expenses and other assets       (129)      514
   Increase (decrease) in accounts payable and accrued
     expenses..............................................     (1,441)      412
                                                               -------   -------
Net cash used in operating activities .....................     (2,064)   (4,882)
Investing activities:
 Capital expenditures .....................................         (2)      (41)
 Proceeds from maturities and sales of investments ........         --     4,787
                                                               -------   -------
Net cash provided by (used in) investing activities .......         (2)    4,746
Financing activities:
 Proceeds from exercise of options and warrants -- net of
   expenses................................................      4,369       191
 Borrowings, net of repayments on line of credit ..........     (2,944)        8
                                                               -------   -------
Net cash provided by financing activities .................      1,425       199
                                                               -------   -------
Net increase (decrease) in cash and cash equivalents ......       (641)       63
Cash and cash equivalents - beginning of period ...........     12,151     7,379
                                                               -------   -------
Cash and cash equivalents - end of period .................    $11,510   $ 7,442
                                                               =======   =======

See accompanying notes to unaudited financial statements.


--------------------------------------------------------------------------------
F-4

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
(unaudited)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying financial statements are unaudited and have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

Certain information and footnote disclosures normally included in the Company's audited annual financial statements have been condensed or omitted in the Company's interim financial statements. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair representation of the results for the interim periods presented.

The results of operations for the interim periods may not necessarily be indicative of the results of operations expected for the full year. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2002, which are contained in the Company's most recent Annual Report on Form 10-K.

Organization and business activities
InKine Pharmaceutical Company, Inc. (the "Company") is a biopharmaceutical company that was incorporated in May 1993. The Company's portfolio of product and product candidates includes Visicol, a bowel-cleansing agent currently marketed for use prior to colonoscopy. The Company's portfolio also includes IB-Stat, an antispasmodic product currently marketed to gastroenterologists and others for use as an immediately available acute care product for a variety of indications. The Company is also developing Colirest, a steroid molecule for the treatment of inflammatory bowel disease ("IBD"). The Company is focused on the diagnosis and treatment of gastrointestinal disorders and has the additional strategy of acquiring drug candidates that are close to commercialization.

Recently issued accounting pronouncements
In November 2002, the Emerging Issues Task Force ("EITF") finalized its consensus on EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables", which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service. EITF Issue 00-21 is effective for arrangements entered into after June 30, 2003 and can be adopted prospectively. EITF Issue 00-21 has been adopted and did not impact the Company's financial position, results of operations or cash flows.

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 amends Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Statement of Financial Accounting Standard No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and is related to certain derivatives embedded in other contracts and for hedging activities under Statement of Financial Accounting Standard No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and to certain preexisting contracts. SFAS No. 149 is to be applied prospectively. SFAS No. 149 currently has not had an impact on the Company's financial position, results of operations or cash flows.

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 establishes standards for how companies classify and measure, in their statement of financial position, certain financial instruments with characteristics of both liabilities and equities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after July 1, 2003. SFAS No. 150 currently has not had an impact on the Company's financial position, results of operations or cash flows.


--------------------------------------------------------------------------------
                                                                            F-5

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (Continued)
(unaudited)

Use of estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results could differ from those estimates.

Reclassifications
Certain prior period amounts have been reclassified to conform to current period presentation.

Earnings per share
The following is a reconciliation of the denominator used in basic and diluted earnings (loss) per share (EPS) computations for the three and nine-months ending September 30, 2003 and 2002:

                                                                           Nine-months ended                Nine-months ended
                                                                     -----------------------------    -----------------------------
                                                                    September 30,    September 30,    September 30,   September 30,
                                                                         2003             2002            2003             2002
-----------------------------------------------------------------------------------------------------------------------------------
Numerator:
Net income (loss) ...............................................      $ 1,178          $(1,477)         $(2,127)        $(5,809)

Denominator:
Weighted-average shares outstanding used for basic earnings
  (loss) per share...............................................       46,703           34,948           40,966          34,895
Effect of dilutive securities:
 Stock options and warrants                                              4,467               --               --              --
 Weighted-average shares and dilutive stock
   options and warrants used for diluted
   earnings (loss) per share.....................................       51,170           34,948           40,966          34,895

Stock options and warrants to purchase 1,089,000 shares of common stock between $3.94 and $8.44 per share were outstanding in the third quarter of 2003, but were excluded from the computation of diluted earnings (loss) per share because such stock options and warrants were anti-dilutive. All outstanding stock options and warrants to purchase shares of common stock during the nine-months ending September 30, 2003 and the three and nine-months ending September 30, 2002 were excluded from the computation of diluted earnings (loss) per share because such options were anti-dilutive since the Company we had net losses in the respective periods.

Allowance for sales returns
The Company maintains an allowance for potential future sales returns. This allowance is evaluated on a quarterly basis based on product characteristics, wholesaler stocking patterns, and prescription trends. At September 30, 2003, the Company had a $229,000 returns allowance that was included in accrued expenses on the balance sheet. The following is an analysis of the sales returns allowance for the nine-months ended September 30, 2003:

        Allowance at December 31, 2002 .....................................   $ 149,000
        Provision for estimated sales returns ..............................     215,000
        Actual sales returns ...............................................    (135,000)
                                                                               ---------
            Allowance at September 30, 2003 ................................   $ 229,000
                                                                               =========

Deferred revenue
For IB-Stat, the Company recognizes revenue based on prescription data. This practice will continue until such time as data becomes available that indicates that the product has achieved adequate market acceptance and that future product returns can be reasonably estimated. As a result, the Company has



--------------------------------------------------------------------------------
F-6

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS -- (Continued)
(unaudited)

recorded deferred revenue of $496,000 and $524,000 that were included in accrued expenses on the balance sheet as of September 30, 2003 and December 31, 2002, respectively.

Line of credit
The Company maintains a $7,500,000 line of credit with a financial institution, which expires January 31, 2004. Monthly interest-only payments are made at a variable per annum rate of 2.20% plus the 30-day Dealer Commercial Paper Rate. Amounts outstanding under this credit line were $1,500,000 and $4,444,000 at September 30, 2003 and December 31, 2002,
respectively. Average interest rates for the nine-month periods ended September 30, 2003 and 2002 were 3.35% and 3.95%, respectively.

Convertible subordinated notes
In December 2002, the Company completed a $13,000,000 private placement of June 2005 convertible notes together with 2,459,460 warrants. Proceeds from the placement were used to redeem the Company's then outstanding June 2003 convertible notes. The June 2005 notes were convertible into the Company's common stock at a conversion price of $1.85 per share and the warrants, which are not exercisable until December 2003, also have an exercise price of $1.85 per share. On June 30, 2003, the then holders of the June 2005 convertible notes executed a Conversion Agreement to convert all of the outstanding notes into the Company's common stock. The Company paid a fee of $750,000 to induce the execution of the conversion agreement. In addition to the inducement fee, the Company incurred $1,605,000 in non-cash charges associated with the previously outstanding convertible notes. The Company also reclassified to additional paid-in capital $704,000 in charges that were taken in prior periods related to the amortization of the maturity premium associated with the previously outstanding convertible notes.

Stock based compensation
The Company applies the intrinsic method of accounting for all stock-based employee compensation in accordance with APB No. 25 "Accounting for Stock Issued to Employees," and related interpretations. The Company records deferred compensation for option grants to employees for the amount, if any, by which the market price per share exceeds the exercise price per share. The Company generally grants its derivative securities at market on the grant date.

The Company has elected to adopt the disclosure only provisions of SFAS No. 123, "Accounting for
Stock-Based Compensation" (SFAS No. 123"), as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure (SFAS No. 148")." The following table illustrates the effect on the Company's net income (loss) and basic and diluted income (loss) per share if the Company had recorded compensation expense for the estimated fair value of its stock-based employee compensation, consistent with SFAS No. 123:

                                                                          Three-months ended                Nine-months ended
                                                                     -----------------------------    -----------------------------
                                                                    September 30,    September 30,    September 30,   September 30,
                                                                         2003             2002            2003             2002
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) - as reported .................................       $1,178          $(1,477)         $(2,127)        $(5,809)
Deduct: Total stock based employee compensation .................         (893)            (896)          (2,476)         (2,479)
Net income (loss) - pro forma ...................................       $  285          $(2,373)         $(4,603)        $(8,288)

Earnings (loss) per share:
 Basic - as reported ............................................       $ 0.03          $ (0.04)         $ (0.05)        $ (0.17)
 Basic - pro forma ..............................................       $ 0.01          $ (0.07)         $ (0.11)        $ (0.24)

 Diluted - as reported ..........................................       $ 0.02          $ (0.04)         $ (0.05)        $ (0.17)
 Diluted - pro forma ............................................       $ 0.01          $ (0.07)         $ (0.11)        $ (0.24)


--------------------------------------------------------------------------------

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
Independent auditors' report

The Board of Directors and Shareholders
InKine Pharmaceutical Company, Inc.

We have audited the accompanying balance sheets of InKine Pharmaceutical Company, Inc. as of December 31, 2002 and 2001 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2002, the six-month period ended December 31, 2000 and for the year ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InKine Pharmaceutical Company, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2002, the six-month period ended December 31, 2000 and for the year ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 20, 2003


--------------------------------------------------------------------------------
F-8

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
BALANCE SHEETS
(in thousands, except share and per share amounts)


                                           December 31, 2002   December 31, 2001
--------------------------------------------------------------------------------
ASSETS
Current assets:
 Cash and cash equivalents ............        $ 12,151             $  7,379
 Short-term investments ...............              --                4,787
 Accounts receivable ..................             856                  400
 Inventory ............................             677                  204
 Prepaid expenses and other current
   assets..............................              87                   89
                                               --------             --------
    Total current assets ..............          13,771               12,859
Deposits and other assets .............              34                  607
Fixed assets ..........................             274                  399
                                               --------             --------
    Total assets ......................        $ 14,079             $ 13,865
                                               ========             ========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable .....................        $    967             $  2,027
 Accrued expenses .....................           3,222                1,523
 Line of credit .......................           4,444                2,401
                                               --------             --------
    Total current liabilities .........           8,633                5,951
Convertible notes (face value $13,000)           11,657                9,801
                                               --------             --------
 Total liabilities ....................          20,290               15,752

Commitments and contingencies

Shareholders' deficit:
 Preferred stock, $.0001 par value;
   authorized 5,000,000 shares; none
   issued and outstanding..............              --                   --
 Common stock, $.0001 par value;
   authorized 75,000,000 shares; issued
   37,795,943 and 34,777,720 shares,
   respectively........................               4                    3
 Less: Common stock held in treasury
   (16,515 shares).....................             (37)                 (37)
 Additional paid-in capital ...........          64,222               58,302
 Deferred compensation ................              --                 (115)
 Accumulated deficit ..................         (70,400)             (60,040)
                                               --------             --------
    Total shareholders' deficit .......          (6,211)              (1,887)
                                               --------             --------
    Total liabilities and
      shareholders' deficit............        $ 14,079             $ 13,865
                                               ========             ========


The accompanying notes are an integral part of these financial statements.



--------------------------------------------------------------------------------
                                                                            F-9

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)


                                                                                  Years ended         Six-months ended   Year ended
                                                                                  December 31,          December 31,      June 30,
                                                                               -------------------    ----------------   ----------
                                                                                2002        2001            2000            2000
-----------------------------------------------------------------------------------------------------------------------------------
Product revenue ...........................................................   $  7,488    $  4,338        $     --        $     --
Other revenue .............................................................         64         523              --              --
                                                                              --------    --------        --------        --------
 Revenue ..................................................................      7,552       4,861              --              --
Cost of goods sold ........................................................      1,724       1,881              --              --
                                                                              --------    --------        --------        --------
 Gross profit .............................................................      5,828       2,980              --              --
Cost and expenses:
 Research and development .................................................      3,259       5,361           7,060           5,731
 Sales and marketing ......................................................      6,003       8,944           1,457              --
 General and administrative ...............................................      2,249       3,689           3,900           3,506
 Separation agreement and accelerated vesting of options ..................         --          --              --             835
                                                                              --------    --------        --------        --------
Operating expenses ........................................................     11,511      17,994          12,417          10,072
                                                                              --------    --------        --------        --------
 Loss from operations .....................................................     (5,683)    (15,014)        (12,417)        (10,072)
Interest income ...........................................................        116         475             471             399
Interest and other expense ................................................       (877)       (645)             (9)            (39)
Non-cash accretion, financing costs and cash premium ......................     (3,916)        (74)             --              --
                                                                              --------    --------        --------        --------
 Net loss .................................................................   $(10,360)   $(15,258)       $(11,955)       $ (9,712)
                                                                              ========    ========        ========        ========
 Net loss per share -- basic and diluted ..................................   $  (0.30)   $  (0.45)       $  (0.36)       $  (0.36)
                                                                              ========    ========        ========        ========
 Weighted average shares outstanding -- basic and diluted .................     34,965      34,285          33,254          27,300


The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------
F-10

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
(in thousands)

                                                                                          Unrealized                      Total
                        Common Stock     Additional                    Treasury Stock    Gain (Loss)                  Shareholder's
                      ---------------     Paid-In       Deferred      ---------------         on        Accumulated       Equity
                      Shares   Amount     Capital     Compensation    Shares   Amount    Investments      Deficit       (Deficit)
-----------------------------------------------------------------------------------------------------------------------------------
Balance -- June
  30, 1999........    23,117     $2       $31,427        $(2,560)       (17)    $(37)        $ (4)       $(23,115)       $  5,713
Common stock
  issued pursuant
  to private
  placement.......     5,147      1        12,649                                                                          12,650
Value of options,
  warrants and
  restricted stock
  granted.........                            320           (320)                                                              --
Proceeds from
  options and
  warrants........     4,431                3,822                                                                           3,822
Amortization of
  deferred
  compensation....                                         2,407                                                            2,407
Unrealized loss on
  investments.....                                                                             (6)                             (6)
Net Loss..........                                                                                         (9,712)         (9,712)
                      ------     --       -------        -------       ----     ----         ----        --------        --------
Balance -- June
  30, 2000........    32,695     $3       $48,218        $  (473)       (17)    $(37)        $(10)       $(32,827)       $ 14,874
Value of options,
  warrants and
  restricted stock
  granted.........                          7,600         (7,600)                                                              --
Proceeds from
  options and
  warrants........       927                  874                                                                             874
Vesting of
  restricted stock       119                                                                                                   --
Amortization of
  deferred
  compensation....                                         7,222                                                            7,222
Unrealized gain on
  investments.....                                                                             10                              10
Net Loss..........                                                                                        (11,955)        (11,955)
                      ------     --       -------        -------       ----     ----         ----        --------        --------
Balance --
  December 31,
  2000............    33,741     $3       $56,692        $  (851)       (17)    $(37)        $ --        $(44,782)       $ 11,025
Common stock
  issued pursuant
  to convertible
  notes...........        61                  275                                                                             275
Value of options,
  warrants and
  restricted stock
  granted.........                            622           (349)                                                             273
Proceeds from
  options and
  warrants........       737                  713                                                                             713
Vesting of
  restricted stock       239                                                                                                   --
Amortization of
  deferred
  compensation....                                         1,085                                                            1,085
Net Loss..........                                                                                        (15,258)        (15,258)
                      ------     --       -------        -------       ----     ----         ----        --------        --------
Balance --
  December 31,
  2001............    34,778     $3       $58,302        $  (115)       (17)    $(37)        $ --        $(60,040)       $ (1,887)
Common stock
  issued pursuant
  to private
  placement.......     2,469      1         3,473                                                                           3,474
Common stock
  issued pursuant
  to convertible
  notes...........       336                  598                                                                             598
Non-cash warrant
  costs and
  beneficial
  conversion
  charge..........                          1,631                                                                           1,631
Proceeds from
  options and
  warrants........       213                  218                                                                             218
Amortization of
  deferred
  compensation....                                           115                                                              115
Net Loss..........                                                                                        (10,360)        (10,360)
                      ------     --       -------        -------       ----     ----         ----        --------        --------
Balance --
  December 31,
  2002............    37,796     $4       $64,222        $    --       $(17)    $(37)        $ --        $(70,400        $ (6,211)
                      ======     ==       =======        =======       ====     ====         ====        ========        ========


The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------
                                                                            F-11

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
(in thousands)


                                                                                   Years ended        Six-months ended   Year ended
                                                                                  December 31,          December 31,      June 30,
                                                                               -------------------    ----------------   ----------
                                                                                2002        2001            2000            2002
-----------------------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net loss .................................................................   $(10,360)   $(15,258)       $(11,955)       $ (9,712)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation............................................................        168         167              63              99
   Amortization of deferred compensation...................................        115       1,085           1,167           2,407
   Non-cash accretion and debt modification................................      3,916          74              --              --
   Performance based stock expense.........................................         --          --           6,055              --
   Loss on sale of fixed asset.............................................         --           6              --              --
 Changes in operating assets and liabilities:
   (Increase) in accounts receivable.......................................       (456)       (400)             --              --
   Decrease (increase) in inventory........................................       (473)        482            (686)             --
   Decrease (increase) in prepaid expenses and
    other assets ..........................................................        297          47            (665)             22
   Increase (decrease) in accounts payable and
    accrued expenses ......................................................      1,086       3,202              83            (909)
                                                                              --------    --------        --------        --------
Net cash used in operating activities .....................................     (5,707)    (10,595)         (5,938)         (8,093)

Investing activities:
 Purchases of investments .................................................         --      (5,280)         (4,774)        (14,446)
 Proceeds from maturities and sales of investments ........................      4,787       9,773           5,900           8,938
 Proceeds from sale of fixed asset ........................................         --          12              --              --
 Capital expenditures .....................................................        (43)       (133)           (182)           (231)
                                                                              --------    --------        --------        --------
Net cash provided by (used in) investing activities .......................      4,744       4,372             944          (5,739)

Financing activities:
 Proceeds from sale of stock and exercise of options and warrants -- net
   of expenses.............................................................      3,692         713             874          16,472
 Net borrowings on line of credit .........................................      2,043         649             731           1,021
 Proceeds from sale of convertible notes ..................................     13,000      10,000              --              --
 Redemption of convertible notes ..........................................    (13,000)         --              --              --
                                                                              --------    --------        --------        --------
Net cash provided by financing activities .................................      5,735      11,362           1,605          17,493
Net increase (decrease) in cash and cash equivalents ......................      4,772       5,139          (3,389)          3,661
Cash and cash equivalents -- beginning of period ..........................      7,379       2,240           5,629           1,968
                                                                              --------    --------        --------        --------
Cash and cash equivalents -- end of period ................................   $ 12,151    $  7,379        $  2,240        $  5,629
                                                                              ========    ========        ========        ========
Non cash:
 Stock issued pursuant to convertible notes ...............................   $    598    $    275        $     --        $     --
 Warrants issued in connection with convertible notes .....................      1,273         273              --              --
 Beneficial conversion feature ............................................        358          --              --              --


The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------
F-12

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS


1. THE COMPANY:

InKine Pharmaceutical Company, Inc. (the "Company") is a biopharmaceutical company that was incorporated in May 1993. The Company's portfolio of product and product candidates includes Visicol, a novel bowel-cleansing agent currently marketed for use prior to colonoscopy. The Company's portfolio also includes IBStat, an antispasmodic product currently marketed to gastroenterologists and others for use as an immediately available acute care product for a variety of indications. The Company is also developing Colirest, a steroid molecule, for the treatment of inflammatory bowel disease ("IBD"). The Company is focused on the diagnosis and treatment of cancer and autoimmune diseases, and has the additional strategy of acquiring drug candidates that are close to commercialization.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

Effective July 1, 2000, the Company changed its fiscal year from a twelve-month period ending June 30, to a twelve-month period ending December 31. The consolidated financial statements include presentation of the transition period beginning July 1, 2000 and ending on December 31, 2000.

The following table presents certain financial information for the twelve-months ended December 31, 2001 and 2000, and the six-months ended December 31, 2000 and 1999, respectively (in thousands, except per share amounts):

                                                                         Years ended                 Six-months
                                                                         December 31,             ended December 31,
                                                                  ------------------------     -----------------------
                                                                       2001         2000         2000          1999
----------------------------------------------------------------------------------------------------------------------
                                                                                (unaudited)                (unaudited)
Product revenue .................................................  $  4,338              --          --   $         --
Other revenue ...................................................       523              --          --             --
                                                                   --------      ----------    --------   ------------
   Revenue.......................................................     4,861              --          --             --
Cost of goods sold...............................................     1,881              --          --             --
                                                                   --------      ----------    --------   ------------
 Gross profit ...................................................     2,980              --          --             --
Research and development ........................................     5,361           9,397       7,060          3,395
Sales and marketing .............................................     8,944           1,457       1,457             --
General and administrative ......................................     3,689           5,509       3,900          1,897
Separation agreement and accelerated vesting of options .........        --              --          --            835
                                                                   --------      ----------    --------   ------------
 Operating Expenses .............................................    17,994          16,363      12,417          6,127
                                                                   --------      ----------    --------   ------------
   Loss from operations..........................................   (15,014)        (16,363)    (12,417)        (6,127)
Interest income .................................................       475             726         471            144
Interest and other expense ......................................      (645)            (47)         (9)            --
Non-cash accretion and debt modification ........................       (74)             --          --             --
                                                                   --------      ----------    --------   ------------
 Net loss .......................................................  $(15,258)     $  (15,684)   $(11,955)  $     (5,983)
                                                                   ========      ==========    ========   ============
 Net loss per share -- basic and diluted ........................  $  (0.45)     $    (0.50)   $  (0.36)  $      (0.24)
                                                                   ========      ==========    ========   ============
 Weighted average shares outstanding -- basic
   and diluted...................................................    34,285          31,586      33,254         24,678

Cash and cash equivalents
The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

Short-term investments
Investments purchased with a maturity of more than three months, and which mature less than twelve months from the balance sheet date, are classified as short-term investments. The Company generally holds investments to maturity, however, since the Company may, from time to time, sell securities to meet cash


--------------------------------------------------------------------------------
                                                                           F-13

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

requirements, the Company classifies its investments as available-for-sale as defined by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Available-for-sale securities are carried at market value with unrealized gains and losses reported as a separate component of Shareholders' Equity.

Inventories
Inventories are stated at the lower of first-in, first-out ("FIFO") cost or market.

Concentration of credit
The Company invests generally in securities of the U.S. Treasury, U.S. government agencies, and U.S. government security-based money market funds. The Company has not experienced any losses on its investments. The Company has an exposure to credit risk in its trade accounts receivable from sales of Visicol and IBStat. The Company sells its products to wholesalers and large drug store chains located primarily in the United States.

Deposits and other assets
A deposit was made for leased office space that will be refunded in full at the end of the lease term. Other assets for 2001 were deferred financing costs related to the Company's then outstanding June 2003 convertible notes.

Fixed assets and depreciation
Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, including: (i) three years for computers/software; (ii) five years for office equipment and manufacturing equipment (located at the Company's contract manufacturer); and
(iii) seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the term of the respective lease, or their estimated useful lives, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of long-lived assets
In accordance with SFAS No. 144, long-lived assets, such as fixed assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results could differ from those estimates.

Reclassification
Certain prior period amounts have been reclassified to conform to current year financial statement presentation.

Revenue recognition
The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence of the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is both fixed and determinable and; (iv) collectibility is reasonably probable.


--------------------------------------------------------------------------------
F-14

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

The Company generally recognizes revenue upon shipment of the product. For IBStat, the Company recognizes revenue based on prescription data. This practice will continue until such time as data becomes available that indicates that the product has achieved adequate market acceptance and that future product returns can be reasonably estimated. Revenue from service obligations is recognized when the services have been performed. Any revenues from research and development arrangements are recognized pursuant to the terms of the related agreements as work is performed, or as milestones are achieved.

Research and development
Research and development costs are expensed as incurred.

Stock-based compensation
The Company accounts for stock-based employee compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" The Company accounts for stock-based compensation granted to non-employees based on the fair value of the consideration received or the fair value of instrument issued, whichever is more reliably measurable. The fair value is amortized over the period of the respective services provided.

Under the Company's employee stock compensation plans, the Company generally grants employees and outside directors stock options at an exercise price equal to the fair market value as of the date of grant. No compensation is recorded with respect to such stock option grants. Compensation expense with respect to restricted stock awards and performance-based stock options are charged to expense over the vesting period or the measurement date, respectively. The following table illustrates the effect on net income and earnings per share if the fair value method had been applied to all of the outstanding and unvested awards in each period (in thousands, except per share data).


                                                                                   Years ended        Six-months ended   Year ended
                                                                                  December 31,          December 31,      June 30,
                                                                               -------------------    ----------------   ----------
                                                                                2002        2001            2000            2000
-----------------------------------------------------------------------------------------------------------------------------------
Net Loss....................................................    As reported   $(10,360)   $(15,258)       $(11,955)       $ (9,712)
                                                                Pro forma..   $(13,714)   $(18,065)       $(12,523)       $(10,111)
Net Loss Per
 Share-basic and diluted....................................    As reported   $  (0.30)   $  (0.45)       $  (0.36)       $  (0.36)
                                                                Pro forma     $  (0.39)   $  (0.53)       $  (0.38)       $  (0.37)

Income taxes
The Company accounts for income taxes using the liability method as prescribed by Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

Loss per share
The Company calculates its loss per share under the provisions of SFAS No. 128, "Earnings Per Share." SFAS 128 requires a dual presentation of "basic" and "diluted" loss per share on the face of the income statement. Basic loss per share is computed by dividing loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options and warrants, which would result in the issuance of incremental shares of common stock. Only basic loss per share amounts have been presented on the face of the statements of operations as the inclusion of incremental shares would have been anti-dilutive.



--------------------------------------------------------------------------------
                                                                            F-15

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

Comprehensive income

SFAS No. 130 "Reporting Comprehensive Income" establishes standards for the reporting of comprehensive income and its components. Comprehensive income consists of reported net income or loss and "other comprehensive income" (i.e. other gains and losses affecting stockholders' equity that, under generally accepted accounting principles, are excluded from net income or loss as reported on the statement of operations). With regard to the Company, other comprehensive income consists of unrealized gains and losses on marketable securities. The comprehensive loss for each of the periods presented approximates the net loss in the statement of operations.

3. ACCOUNTS RECEIVABLE:

Accounts receivable balances consist of the following (in thousands):

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Accounts receivable -- gross ....................        $888           $412
Less: allowance for cash discounts ..............         (32)           (12)
                                                         ----           ----
    Accounts receivable .........................        $856           $400

4. INVESTMENTS:

The Company invests in U.S. Treasury and U.S. Government agency securities. Excess cash is invested on a short-term basis in U.S. government based money market funds. The Company had no unrealized losses at December 31, 2002 and 2001. The Company has not realized any losses on its investments.

5. INVENTORIES:

Inventories balances consist of the following (in thousands):

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Raw materials ...................................        $114           $137
Work in process .................................         357             --
Finished goods ..................................         206             67
                                                         ----           ----
    Inventory ...................................        $677           $204
                                                         ====           ====

6. FIXED ASSETS:

Fixed assets are stated at cost and consist of the following (in thousands):

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Manufacturing equipment .........................       $ 220           $ 220
Office equipment and furniture ..................         532             489
                                                        -----           -----
Total ...........................................         752             709
Less accumulated depreciation ...................        (478)           (310)
                                                        -----           -----
    Fixed assets, net ...........................       $ 274           $ 399
                                                        =====           =====

--------------------------------------------------------------------------------
F-16

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

7. ACCRUED EXPENSES:

Accrued expenses consist of the following (in thousands):

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Sales and marketing costs .......................       $1,632         $  604
Deferred revenue ................................          524             --
Financing costs .................................          310             --
Research and development costs ..................          256             --
Allowance for returns and third-party rebates. ..          168            534
Payroll and severance costs .....................          154            165
Professional fees ...............................          105            170
Interest ........................................           54             23
Other ...........................................           19             27
                                                        ------         ------
    Accrued expenses ............................       $3,222         $1,523
                                                        ======         ======

8. DEFERRED REVENUE:

For IBStat, the Company recognizes revenue based on prescription data. This practice will continue until such time as data becomes available that indicates that the product has achieved adequate market acceptance and that future product returns can be reasonably estimated. As a result, the Company has recorded deferred revenue of $524,000 that was included in accrued expenses on the balance sheet as of December 31, 2002.

9. ALLOWANCE FOR SALES RETURNS:

The Company maintains allowances for potential future sales returns. These allowances are evaluated on a quarterly basis based on product characteristics, industry averages, wholesaler stocking patterns, and prescription trends. At December 31, 2002 and 2001, the Company had returns allowances of $149,000 and $441,000, respectively, that was included in accrued expenses on the balance sheet. The following is an analysis of the sales returns allowance:

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Beginning allowance for sales returns ...........       $ 441           $ --
Provision for estimated sales returns ...........         581            524
Actual sales returns ............................        (873)           (83)
                                                        -----           ----
    Ending allowance for sales returns ..........       $ 149           $441
                                                        =====           ====

10. LINE OF CREDIT:

The Company has a $7,500,000 line of credit with a financial institution. Under the terms of this arrangement, the Company makes monthly interest-only payments at a variable per annum rate of 2.20%, plus the 30-day Dealer Commercial Paper Rate, with principal due on January 31, 2004. The Company maintains investments of at least 100% of the amount outstanding at the institution as collateral for the line of credit. At December 31, 2002 and 2001, $4,444,000 and $2,401,000, respectively, was outstanding under this line of credit at average interest rates of 3.88% and 6.06%, respectively.


--------------------------------------------------------------------------------
                                                                           F-17

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

11. CONVERTIBLE SUBORDINATED NOTES:

In June 2001, the Company completed a private placement of $10,000,000 of 5.50% convertible notes due June 2003 together with 265,487 warrants. The notes were convertible into the Company's common stock at a conversion price of $4.52 per share and the warrants have an exercise price of $5.42 per share. In accordance with APB Opinion No. 14, the Company allocated the fair value of the proceeds to the debt and warrants issued. The warrants were valued at $281,000 using the Black-Scholes valuation methodology. The allocation was determined based upon the relative fair values of the two securities at the time of issuance. In addition, the Company incurred debt issuance costs of $788,000 that were deferred and included in deposits and other assets on the balance sheet.

In October 2002, the Company amended its then outstanding June 2003 convertible notes. Pursuant to the amendment, the terms of the notes were revised to remove the requirement that the Company's common stock be listed on the Nasdaq National Market. As consideration for the amendment, the Company paid a fee of $150,000, increased the coupon to 10.0%, added a redemption premium of 30% and issued to the noteholders additional warrants to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price of $1.00 per share, subject to adjustment in certain circumstances. As a result of the amendment, the Company incurred a $278,000 non-cash charge resulting from acceleration of the amortization of deferred financing costs. The warrants issued in connection with the amendment were valued at $210,000 using the Black-Scholes valuation methodology and were to be amortized over the remaining life of the notes. In addition, the 30% premium was to be amortized over the remaining life of the notes.

In December 2002, the Company completed a $13,000,000 private placement of June 2005 convertible notes together with 2,459,460 warrants. Proceeds from the placement were used to redeem the Company's then outstanding June 2003 convertible notes. The June 2005 notes are convertible into the Company's common stock at a conversion price of $1.85 per share and the warrants, which are not exercisable for one year, also have an exercise price of $1.85 per share. The notes have redemption provisions requiring the Company to pay a 25% premium if the notes are not converted by the maturity date and a 30% premium if an early redemption or change in control were to occur. In accordance with APB Opinion No. 14, the Company allocated the fair value of the proceeds to the debt and warrants issued. The warrants were valued at $1,061,000 using the Black-Scholes valuation methodology. The allocation was determined based upon the relative fair values of the two securities at the time of issuance. Since the fair value of the proceeds that were allocated to the convertible notes was less than the fair value of the Company's common stock as of the commitment date, in accordance with the Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the carrying value of the notes was further reduced by a beneficial conversion feature of $359,000. The combination of the maturity premium, the warrant debt discount and the beneficial conversion feature represents potential future non-cash accretion charges and premium accruals of $4,670,000 that will be amortized over the life of the June 2005 convertible notes on the effective interest method. The amortization of these charges will be reflected in the other income and expense section of the Company's statement of operations. The Company has an effective registration statement for the resale of the common stock issuable upon conversion of the notes and exercise of the warrants. When considering the amortization of the non-cash accretion along with the coupon interest rate associated with the June 2005 notes, the effective interest rate on this note payable is approximately 24.37%. At December 31, 2002, the Company had $13,000,000 of these notes outstanding, which includes $54,000 of premium accretion and is net of $1,044,000 and $353,000 of warrant debt discount and beneficial conversion feature, respectively, resulting on a net balance of $11,657,000.

As a result of the extinguishment of the June 2003 convertible notes the Company incurred $3,916,000 in debt modification charges. These charges include the redemption premium of $3,000,000, warrant debt discount acceleration and the write-off of deferred financing costs. The charges have been included, along with the non-cash accretion and premium charges associated with the June 2005 convertible notes, in the other income and expense section of the Company's statement of operations.


--------------------------------------------------------------------------------

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

12. SHAREHOLDERS' EQUITY (DEFICIT):

Preferred stock
The Company's certificate of incorporation provides the board of directors the power to issue shares of preferred stock without shareholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock, and the board of directors has the power to determine these voting rights.

Common stock
In November 1997, the Company completed a private placement of 17,000,000 shares of common stock, together with warrants, with net proceeds to the Company of approximately $15.8 million.

Also, in November 1997, in connection with the purchase of certain technologies 875,000 shares of common stock were issued.

In September 1999, the Company completed a private placement of 2,307,691 shares of common stock, together with warrants, as described below, with net proceeds to the Company of $2,750,000.

In May 2000, the Company completed a private placement of 2,838,871 shares of common stock, together with warrants, as described below, with net proceeds to the Company of $9,900,000.

In December 2002, the Company completed a private placement of 2,469,032 shares of common stock, together with warrants, as described below, with net proceeds to the Company of $3,474,000.

Throughout year ended June 30, 2000, the Company issued approximately 4,431,000 shares of common stock from the exercise of warrants and stock options with net proceeds to the Company of $3,822,000.

Throughout the six-months ended December 31, 2000, the Company issued approximately 1,046,000 shares of common stock from the exercise or vesting of warrants, stock options and restricted stock with net proceeds to the Company of $874,000.

Throughout the year ended December 31, 2001, the Company issued approximately 976,000 shares of common stock from the exercise or vesting of warrants, stock options, and restricted stock with net proceeds to the Company of $713,000. In addition, the Company issued approximately 61,000 shares of common stock in connection with the Company's then outstanding June 2003 convertible notes.

Throughout the year ended December 31, 2002 the Company issued approximately 213,000 shares of common stock from the exercise of warrants and stock options with net proceeds to the Company of $218,000. In addition, the Company issued approximately 336,000 shares of common stock in connection with the Company's then outstanding June 2003 convertible notes.

Warrants
In connection with the September 1999 private placement of common stock, the Company issued warrants to the investors to purchase an aggregate of 761,538 shares of common stock. The warrants are exercisable at $1.78 per share and expire in September 2003. At December 31, 2002, 407,692 of these warrants are outstanding.

In connection with the May 2000 private placement of common stock, the Company issued warrants to the placement agents to purchase an aggregate of 283,887 shares of common stock, exercisable at $5.13 per share. These warrants expire in May 2005. At December 31, 2002, 283,887 of these warrants are outstanding.

In connection with the June 2001 private placement of June 2003 convertible notes, the Company issued warrants to the noteholders to purchase an aggregate of 265,487 shares of common stock, exercisable at $5.42 per share. These warrants expire in June 2003. At December 31, 2002, 265,487 of these warrants are outstanding.

In connection with the October 2002 amendment of the June 2003 convertible notes, the Company issued warrants to the noteholders to purchase an aggregate of 500,000 shares of common stock,


--------------------------------------------------------------------------------
                                                                           F-19

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

exercisable at $1.00 per share. These warrants expire in October 2007. At December 31, 2002, 500,000 of these warrants are outstanding.

In connection with the December 2002 private placement of the June 2005 convertible notes, the Company issued warrants to the noteholders to purchase an aggregate of 2,459,460 shares of common stock, exercisable at $1.85 per share. These warrants expire in December 2007. At December 31, 2002, 2,459,460 of these warrants are outstanding.

In connection with the December 2002 private placement of common stock, the Company issued warrants to the investors and placement agent to purchase an aggregate of 964,160 shares of common stock, exercisable at $1.85 per share. These warrants expire in December 2007. At December 31, 2002, 964,160 of these warrants were issued.

Treasury stock
In May 1997, a shareholder/officer transferred to the Company 16,515 shares of common stock previously issued in payment of accrued salary; such transfer was made in satisfaction of obligations to the Company arising from the payment of withholding tax relating to the issuance. The Company is holding the repurchased shares as treasury shares.


Stock option plans
In October 1997, the shareholders of the Company approved an amendment to the 1993 Stock Option Plan (the "1993 Plan"), which as amended provides for the granting of up to 4,200,000 shares of common stock, pursuant to which directors, employees, non-employees, consultants and advisors are eligible to receive stock options. Options granted under the 1993 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant.

In October 1997, the shareholders approved the 1997 Consultant Stock Option Plan (the "1997 Plan"), which provides for the granting of up to 2,500,000 shares of Common Stock, pursuant to which consultants and advisors to the Company are eligible to receive stock options. Options granted under the 1997 Plan are exercisable for a period not to extend beyond February 14, 2007 and at an exercise price determined by the Board or Plan Administrator.

In November 1999, the shareholders approved and in November 2000 and May 2001, the shareholders amended the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan (the "1999 Plan") which as amended provides for grants of stock options and restricted stock of up to 4,000,000 shares of common stock to selected employees and non-employee directors of the Company. Options granted under the 1999 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair value on the date of grant.

In addition to the shares of common stock issuable upon exercise of options granted under the Company's stock option plans, 2,056,773 shares of common stock are issuable upon exercise of outstanding options granted to an officer and a consultant in 1997 pursuant to other written agreements. The exercise price for these options was set by the Board of Directors, or a committee designated by the Board, based upon an evaluation of the fair market value of the Company's common stock on the date of grant. The options vest over various periods, not exceeding three years, and expire no later than ten years from the date of grant.


--------------------------------------------------------------------------------
F-20

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

A summary of the status of the Company's stock options as of December 31, 2002, 2001 and 2000, and June 30, 2000, and changes during the periods ending on those dates is presented below (in thousands, except per share data):

                                                                                             Six-months ended        Year ended
                                                          Years ended December 31,             December 31,           June 30,
                                                   --------------------------------------    -----------------    -----------------
                                                         2002                 2001                 2000                 2000
                                                   -----------------    -----------------    -----------------    -----------------
                                                            Weighted             Weighted             Weighted             Weighted
                                                            Average              Average               Average              Average
                                                  Shares    Exercise   Shares    Exercise   Shares    Exercise    Shares   Exercise
Options                                            (000)     Price      (000)     Price      (000)      Price     (000)      Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at
 beginning of period ..........................    6,589     $2.16      6,443     $2.09      6,661      $1.30      8,246     $0.92
Granted .......................................    1,744     $1.08      1,116     $2.82        809      $7.10        962     $3.58
Exercised .....................................     (254)    $1.09       (596)    $1.23       (827)     $0.82     (2,420)    $0.92
Forfeited .....................................     (638)    $2.76       (374)    $4.52       (200)     $1.00       (127)    $0.72
                                                   -----                -----                -----                ------
Outstanding at end of
 period .......................................    7,441     $1.88      6,589     $2.16      6,443      $2.09      6,661     $1.30
                                                   =====     =====      =====     =====      =====      =====     ======     =====
Exercisable at end of
 period .......................................    5,006     $1.69      4,764     $1.64      4,486      $1.28      4,100     $0.86
                                                   =====     =====      =====     =====      =====      =====     ======     =====



--------------------------------------------------------------------------------
                                                                           F-21

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

The following table summarizes information about stock options outstanding at December 31, 2002 (in thousands, except per share data):

                                                              Options Outstanding                         Options Exercisable
                                               --------------------------------------------------    ------------------------------
                                                 Options     Weighted Average                          Options
                  Range of                     Outstanding       Remaining       Weighted Average    Exercisable   Weighted Average
              Exercise Prices                  at 12/31/02   Contractual Life     Exercise Price     at 12/31/02    Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
$0.61-$3.00................................       5,960         6.63 years             $0.99            4,202            $0.95
$3.01-$6.00................................         927         7.66 years             $4.09              525            $4.40
$6.01-$8.50................................         554         7.91 years             $7.77              279            $7.77
                                                  -----                                                 -----
$0.61-$8.50................................       7,441         6.85 years             $1.88            5,006            $1.69

During the six-months ended December 31, 2000, the Company incurred approximately $5,301,000 of performance based stock expense resulting from the attainment of certain milestones that triggered the vesting of options granted in connection with the Company's equity compensation plans.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                       Years ended    Six-months ended   Year ended
                                                                                       December 31,     December 31,      June 30,
                                                                                       -----------    ----------------   ----------
                                                                                      2002    2001          2000            2000
-----------------------------------------------------------------------------------------------------------------------------------
Range of risk free interest rates .................................................   1.61%   3.57%         6.24%            5.5%
Dividend yield ....................................................................      0%      0%            0%              0%
Volatility factor .................................................................    223%    202%          172%            159%
Expected life of options (in years) ...............................................      5       5             5               5

The weighted average fair value of options granted was $1.07 and $3.22 for the years ended December 31, 2002 and 2001, respectively, $6.77 for the six-months ended December 31, 2000 and $2.80 for the year ended June 30, 2000. At December 31, 2002, there were 1,450,000 options available for issuance in connection with the Company's stock option plans.

Restricted stock
In connection with the 1999 Plan, the Company is authorized to award shares of restricted stock. The maximum number of restricted shares issuable or transferable under the amended 1999 Plan is 25% of the aggregate number of shares issuable or transferable under the amended 1999 Plan. During the year ended December 31, 2001, the six-month period ended December 31, 2000 and the year ended June 30, 2000, 35,000, 100,000 and 228,000 shares, respectively, of restricted common stock were awarded to selected employees and non-employee directors of the Company. No such shares were awarded during the year ended December 31, 2002. The restriction period for restricted stock awards were either a one to two year vesting period or upon the attainment of certain business related milestones, commencing from the grant date.

During the six-months ended December 31, 2000, the Company incurred approximately $754,000 of performance based stock expense resulting from the attainment of certain milestones that triggered the removal of restrictions on restricted stock awards granted in connection with the Company's equity compensation plans.

13.INCOME TAXES:

The Company has approximately $47,063,000 of net operating loss, or NOL, carryforwards available to offset future federal taxable income and approximately $41,999,000 of net operating loss carryforwards available to offset future state taxable income subject to a $2,000,000 annual limitation. The NOL carryforwards are subject to examination by the tax authorities and expire in various years from 2005


--------------------------------------------------------------------------------

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

through 2023. The NOL carryforward differs from the accumulated deficit due principally to differences in the recognition of certain research and development expenses for financial and federal income tax reporting. The Company is also entitled to approximately $1,541,000 of research and experimentation credits to offset future federal income tax liability and approximately $45,000 of research and experimentation credits to offset state income or franchise tax liability.

The Tax Reform Act of 1986 contains provisions that may limit the NOL and research and experimentation credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. Generally, a change in ownership of a company of greater than 50% within a three year period results in an annual limitation on that company's ability to utilize its NOL carryforwards and tax credits from the tax periods prior to the ownership change. The rules providing for the definition of an ownership change are complex and a study needs to be performed to determine if the Company has undergone a change in ownership. The Company believes that it has undergone an ownership change and is subject to an annual limitation on the use of its NOL carryforwards pursuant to these provisions. The Company's NOL carryforwards and temporary differences represent a previously unrecognized tax benefit. Recognition of these benefits requires future income. Because the attainment of future income is uncertain, the Company has established a valuation allowance, which increased by approximately $3,557,000 during the year ended December 31, 2002, for the entire amount of the tax benefit.

Significant components of the Company's deferred tax assets as of December 31, 2002 and 2001 are as follows (in thousands):

                                                     December 31,   December 31,
                                                         2002           2001
--------------------------------------------------------------------------------
Net operating loss carryforwards and credits ....      $ 20,096       $ 16,095
Research and development costs ..................        10,646         11,867
Other ...........................................         1,359            582
    Net deferred tax assets .....................        32,101         28,544
Valuation allowance for deferred tax assets .....       (32,101)       (28,544)
                                                       --------       --------
    Total deferred tax assets ...................      $     --       $     --
                                                       ========       ========

14. 401(k) PLAN

The Company maintains a 401(k) retirement plan available to all full-time, eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the plan. During the years ended December 31, 2002 and 2001, the six-months ended December 31, 2000 and the year ended June 30, 2000, the Company provided a contribution equal to 50% of the first 4% contributed by the employee. An expense of approximately $29,000, $37,000, $15,000, and $26,000 was recognized for the same periods, respectively. During the year ended December 31, 2002, the Company also provided a discretionary matching contribution totaling $15,000 paid entirely from plan forfeitures.

15. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS:

License agreements
The Company's rights to Visicol, Colirest and Hematrol are held pursuant to license agreements. In addition, the Company anticipates entering into licenses for other product candidates and technologies that may be limited in scope and duration, and may authorize the development and marketing of specified licensed products or technologies for a limited period of time. The license agreements may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with product development commitments specified therein.


--------------------------------------------------------------------------------
                                                                           F-23

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relation to revenue generated by sales of the licensed products and the viability and potential developmental success of the licensed products. Certain of the Company's licensing arrangements require, and future licensing arrangements may require, specified levels of research and development expenditures by the Company. The inability of the Company to finance any or all of such expenditures could result in the termination of affected licenses, and the termination, cancellation or inability to renew any of its existing licensing arrangements, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operation.

The ALW License, entered into February 1997, which covers Visicol, may be terminated by the licensor if the Company fails to pay, commencing in February 2003, minimum royalties of $100,000 per year whether or not any sales have occurred. In addition, the Company's rights under the ALW License will no longer be exclusive, and the minimum royalty payment will no longer be due (although decreased actual royalty payments will be due) if there is no valid or enforceable patent on Visicol or any other product under the ALW License.

Terms of the November 6, 1997 acquisition of the receptor based technologies from which Colirest and Hematrol are derived, the Company could be required to pay the CorBec shareholders an aggregate of $750,000 and issue to them an aggregate of 750,000 shares of common stock. Additional cash payments in the aggregate amount of $16,580,000 and additional issuances of an aggregate of 720,000 shares of common stock are to be made upon the achievement of the following milestones and targets: (i) $500,000 and 180,000 shares upon the Company's receipt of a letter of approval from the FDA allowing for the commercial sale of CBP-1011 (the compound from which Hematrol and Colirest are derived); (ii) 80,000 shares following the first fiscal year net revenues from CBP-1011 sales equals or exceeds $20,000,000; (iii) $7,500,000 (payable in five equal annual installments) following the first fiscal year net revenues from CBP-1011 equals or exceeds $30,000,000; (iv) 180,000 shares following the first fiscal year net revenues from CBP-1011 sales equals or exceeds $40,000,000; (v) $500,000 and 30,000 shares upon the Company's filing of an IND with the FDA with respect to a second generation compound (a "Second Drug"); (vi) $80,000 upon the successful completion of Phase II clinical trials with respect to a Second Drug; (vii) 120,000 shares upon the Company's filing of an NDA with respect to a Second Drug; (viii) $500,000 and 130,000 shares upon receipt of a letter of approval from the FDA allowing for the commercial sale of a Second Drug; and (ix) $7,500,000 (payable in five equal annual installments) following the first fiscal year net revenues from the Second Drug equals or exceeds $75,000,000.

In February 2001, the Company entered into an agreement with Morton Grove Pharmaceuticals to develop, and manufacture IBStat, an immediate release antispasmodic product. IBStat will be marketed to gastroenterologists for use as an acute care product for a variety of indications, including spasm of the colon. Under the agreement, Morton Grove Pharmaceuticals will develop and supply the product and the Company will market and sell IBStat through its commercial operations.

In September 2001, the Company entered into a license agreement with Zeria Pharmaceutical Company, Ltd. of Tokyo, Japan to develop, manufacture, market and sell Visicol for use in Japan. Under the agreement, Zeria will develop Visicol as a bowel cleansing agent. As compensation for the license granted to Zeria, the Company received an up-front license fee of $500,000 and will receive an additional $2,000,000 in fixed license fees upon the attainment of certain development milestones. In addition, the Company will receive royalty payments based on net sales of Visicol in Japan. Zeria is responsible for all development costs.

The Company entered into a license agreement in September 2002 with Global Damon Pharm., a multi-national pharmaceutical company of Seoul, Korea, to develop, register, market and sell Visicol for use in Korea. As compensation for the license granted, Global Damon is to pay an upfront milestone payment with additional payments due based on future milestones and sales in Korea. To date, Global Damon has not paid the upfront payment and is therefore in default under the license agreement. The Company is


--------------------------------------------------------------------------------
F-24

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

currently looking for a new partner to replace Global Damon in the event that Global Damon does not honor their contract with us.

In July 2002, the Company granted ZaBeCor Pharmaceutical Company the exclusive right to develop, manufacture, market and sell products and technologies covered by Company owned patents relating to inflammatory disease. As compensation for the license granted to ZaBeCor, the Company received a percentage ownership in ZaBeCor, subject to adjustment in the event that ZaBeCor were to receive additional funding. Additionally, ZaBeCor shall pay the Company a royalty based on net sales of all products discovered or developed by ZaBeCor or its partners. ZaBeCor will be responsible for all development costs. The Company, however, will retain all rights to Colirest and Hematrol.


The termination of any license or the loss of exclusivity thereunder could have a material adverse effect on the Company's business, financial condition and results of operations.

Rent
In November 2000, the Company entered into a five-year lease for office space of approximately 8,000 square feet, in Blue Bell, Pennsylvania. In April 2002, the Company entered into a two-year lease for warehouse space of approximately 1,600 square feet, in Norristown, Pennsylvania. Minimum annual rent payments under these leases are as follows:

                         2003                     $228,000
                         2004                      219,000
                         2005                      181,000
                                                  --------
                                                  $628,000
                                                  ========

Rent expense was approximately $221,000, $205,000, $79,000 and $108,000 for the years ended December 31, 2002 and 2001, the six-month period ended December 31, 2000 and the year ended June 30, respectively.

--------------------------------------------------------------------------------
                                                                           F-25

InKine Pharmaceutical Company, Inc.
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS -- (Continued)

16. INTERIM FINANCIAL RESULTS (UNAUDITED):

The following tables set forth certain unaudited financial information for each of the quarters in the years ended December 31, 2002 and 2001. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the audited financial statements and includes all necessary adjustments, consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Financial Statements and Notes. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                                     (in thousands, except per share amounts)
                                                                                            Three-month periods ended
                                                                               ----------------------------------------------------
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2002        2002          2002            2002
-----------------------------------------------------------------------------------------------------------------------------------
Revenue ...................................................................    $   977      $ 2,007       $ 2,222         $ 2,346
Cost of goods sold ........................................................        285          504           445             490
Gross profit ..............................................................        692        1,503         1,777           1,856
Research and development ..................................................      1,602          870           459             328
Sales and marketing .......................................................      1,030        1,350         1,698           1,925
General and administrative ................................................        593          577           541             538
Loss from operations ......................................................     (2,533)      (1,294)         (921)           (935)
Net loss ..................................................................    $(2,777)     $(1,555)      $(1,477)        $(4,551)
Net loss per share -- basic and diluted ...................................    $ (0.08)     $ (0.04)      $ (0.04)        $ (0.13)

                                                                                     (in thousands, except per share amounts)
                                                                                            Three-month periods ended
                                                                               ----------------------------------------------------
                                                                              March 31,    June 30,    September 30,   December 31,
                                                                                 2001        2001          2001            2001
-----------------------------------------------------------------------------------------------------------------------------------
Revenue ...................................................................    $ 1,601      $ 1,754       $   965         $   541
Cost of goods sold ........................................................        767          657           226             231
Gross profit ..............................................................        834        1,097           739             310
Research and development ..................................................        894        1,045         1,576           1,846
Sales and marketing .......................................................      1,917        2,310         2,732           1,985
General and administrative ................................................      1,015          969           887             818
Loss from operations ......................................................     (2,992)      (3,227)       (4,456)         (4,339)
Net loss ..................................................................    $(2,879)     $(3,201)      $(4,623)        $(4,555)
Net loss per share -- basic and diluted ...................................    $ (0.08)     $ (0.09)      $ (0.13)        $ (0.13)



--------------------------------------------------------------------------------
F-26

                                [graphic omitted]

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution

We will pay the following expenses incurred in connection with the sale of the securities registered under this registration statement. Other than the SEC registration fee and NASD filing fee, the amounts stated are estimated.

         SEC registration fee....................................    $   5,052
         NASD filing fee.........................................        6,750
         Nasdaq stock market additional share listing fee........       22,500
         Blue sky fees and expenses..............................       25,000
         Printing expenses.......................................       60,000
         Accounting fees and expenses............................       75,000
         Legal fees and expenses.................................      100,000
         Miscellaneous expenses..................................       85,000
                                                                     =========
                  Total..........................................    $ 379,302
                                                                     =========

Item 15.  Indemnification of Directors and Officers.

Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

Our certificate of incorporation provides that the directors of our company shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

Our bylaws provide that we shall indemnify and hold harmless our directors and officers to the fullest extent currently authorized by the New York Business Corporation Law. These provisions indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered in connection with any action or proceeding described above. Further, the bylaws provide that we shall advance expenses to persons eligible for indemnification upon delivery by any such person of an undertaking to repay all amounts advanced if it shall ultimately be determined that this person is not entitled to be indemnified. In addition, the bylaws authorize our company to maintain insurance to protect our company and any of our directors or officers against any expense, liability, or loss, whether or not we would have the power to indemnify any such person against such expense, liability, or loss under the New York Business Corporation Law.

Item 16.  Exhibits.

The following is a list of exhibits filed as part of the registration statement:


No.      Title
---      -----

1        Underwriting Agreement*

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.*

23.1     Consent of KPMG LLP.

23.2     Consent of Saul Ewing LLP (included in Exhibit 5).*

24       Power of Attorney (contained on signature page of initial filing).
--------
*To be filed by amendment.

Item 17.  Undertakings.

         A.    Rule 430A undertaking

               The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B.    Filing Incorporating Subsequent Exchange Act Documents By
               Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.    Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on December 8, 2003.

                                    InKine Pharmaceutical Company, Inc.

                                    By:      /s/  LEONARD S. JACOB, M.D., PH.D.
                                             ----------------------------------
                                             Leonard S. Jacob, M.D., Ph.D.
                                             Chairman of the Board and
                                             Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                     Title                              Date
------------------------------------------------------------------------------------------------------------


/s/ LEONARD S. JACOB, M.D., PH.D.                Chairman of the Board,                 December 8, 2003
---------------------------------                Chief Executive Officer
Leonard S. Jacob, M.D., Ph.D.                    and Director
                                                 (Principal Executive Officer)

/s/ ROBERT F. APPLE                              Chief Operating and                    December 8, 2003
--------------------------------------------     Financial Officer and Director
Robert F. Apple                                  (Principal Financial and
                                                 Accounting Officer)

           *                                     Director                               December 8, 2003
--------------------------------------------
J.R. LeShufy

           *                                     Director                               December 8, 2003
--------------------------------------------
Steven B. Ratoff

           *                                     Director                               December 8, 2003
--------------------------------------------
Norman D. Schellenger

           *                                     Director                               December 8, 2003
--------------------------------------------
Thomas P. Stagnaro

           *                                     Director                               December 8, 2003
--------------------------------------------
Robert A. Vukovich, Ph.D.


* By: /s/ ROBERT F. APPLE
    ----------------------------------------
    Robert F. Apple
    Attorney-in-Fact




                                  EXHIBIT INDEX
 Exhibit
 Number                          Name of Document
 ------                          ----------------

1             Underwriting Agreement*

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.*

23.1          Consent of KPMG LLP.

23.2          Consent of Saul Ewing LLP (included in Exhibit 5).*

24            Power of Attorney (contained on signature page of initial filing).
--------
*To be filed by amendment.